UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Convergys Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

CONVERGYS CORPORATION

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Tuesday, April 21, 2009, at the Company’s headquarters located at the Atrium One Building, Fifth Floor, 201 East Fourth Street, Cincinnati, Ohio 45202. The meeting will begin at 11:30 a.m., Eastern Daylight Savings Time. At the meeting, you will hear a report on our business and have a chance to meet the directors and executive officers of the Company.

This booklet includes the formal notice of the annual meeting and the proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. It also describes how the Board operates, gives personal information about the directors and director nominees and provides information about the other items of business that will be conducted at the meeting.

The Securities and Exchange Commission requires the Company to furnish proxy materials to its shareholders via the Internet. We believe based upon our successful experience from last year that this process will provide our shareholders with the information they need, while significantly lowering the costs of delivery and reducing the environmental impact of our annual meeting. You may also request a printed copy.

Even if you only own a few shares of Convergys Corporation common stock, we want your shares to be represented at the meeting. You can vote your shares on the Internet, by toll-free telephone call or proxy card.

To attend the meeting in person, please follow the instructions in this Proxy Statement. If you are not able to attend, you may listen to a live audio cast of the annual meeting on the Internet. Instructions for listening to this audio cast will be available at our Internet site, http://investor.shareholder.com/convergys/events.cfm, approximately one week before the annual meeting.

Sincerely,

Philip A. Odeen
Non-Executive Chairman of the Board

David F. Dougherty
Chief Executive Officer

March 9, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONVERGYS CORPORATION

201 East Fourth Street

Cincinnati, Ohio 45202

Time:

Doors open:	10:30 a.m.	Eastern Daylight Savings Time
Meeting begins:	11:30 a.m.	Eastern Daylight Savings Time

Date:

Tuesday, April 21, 2009

Place:

Atrium One Building

201 East Fourth Street

Fifth Floor

Cincinnati, Ohio 45202

Purpose:

•	Elect five directors

•	Ratify the appointment of the independent registered public accounting firm

•	Approve the amendment to the Company’s Code of Regulations to adopt a Majority Vote for Directors provision

•	Consider two shareholder proposals if properly presented at the annual meeting

•	Conduct other business if properly brought before the meeting

Convergys Corporation shareholders of record on March 4, 2009 may vote at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, use the Internet, call the toll-free telephone number as described in the instructions on your proxy card, or complete, sign, date and return your proxy card.

Karen R. Bowman
Senior Vice President, General Counsel and Corporate Secretary

March 9, 2009

GENERAL INFORMATION

Who May Vote. Persons who were shareholders of Convergys Corporation (“Convergys” or the “Company”) as of the record date, March 4, 2009, may vote at the meeting.

Notice Regarding the Internet Availability of Proxy Materials. In accordance with the rule adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder, we are furnishing the proxy materials, including this Proxy Statement and the 2008 Annual Report to Shareholders, by providing access to them on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a notice is mailed to each of our shareholders of record with instructions on how to access and review the proxy materials on the Internet, as well as how to request printed copies.

These materials include our:

•	Proxy Statement for the Annual Meeting to be held on April 21, 2009; and

•	2008 Annual Report to Shareholders, which includes our audited consolidated financial statements.

Shareholder of Record or Beneficial Owner. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares. The Company will send the notice for access directly to all shareholders of record. If however your shares are held in a stock brokerage account or by a bank, your broker or bank is considered the shareholder of record and you are considered the “beneficial owner” of those shares. In this case, the broker or bank is responsible for forwarding the notice to you and providing instructions on voting.

How to Vote. You may vote by proxy or in person at the meeting. We suggest that you vote by proxy even if you plan to attend the meeting. If you are the shareholder of record, you can vote by proxy in one of three ways:

•

Via Internet: Go to www.investorvote.com and follow the instructions. The numbers you will need to cast your vote are identified in the purple bar located on your proxy card. Your vote control number is a six digit number identified in a black circle, your account number is underlined and your pin number is a five digit number in the black box.

•

By telephone: Call toll-free 1-(800)-652-8683 and follow the instructions. The numbers you will need are identified in the purple bar located on your proxy card. Your vote control number is a six digit number identified in a black circle, your account number is underlined and your pin number is a five digit number in the black box.

•	In writing: Complete, sign, date and return your proxy card in the enclosed envelope.

If you are a beneficial owner of your shares, please follow the instructions provided by your broker or bank.

How Proxies Work. Convergys’ Board of Directors is asking for your proxy. Giving the Board your proxy means that you authorize the individuals designated as proxies to vote your shares at the annual meeting in the manner you direct. You may vote for all, some, or none of the director nominees. You may also vote “For” or “Against” or abstain from voting on the other proposals.

Your proxy card covers all shares registered in your name. If you own shares in the Convergys Corporation Retirement and Savings Plan or the Convergys Corporation Employee Stock Purchase Plan, your proxy card includes those shares too. The trustee of each Plan will vote your plan shares as directed by you. The trustee of each Plan will vote Plan shares for which it receives no direction, in the proportion to the directions for which it has received voting instructions.

If you give the Board your signed proxy but do not specify how to vote, the individuals named as proxies will vote your shares:

•	FOR all the director nominees;

•	FOR the Audit Committee’s proposal to ratify the appointment of the independent registered public accounting firm;

•	FOR the amendment to the Company’s Code of Regulations to adopt a Majority Vote for Directors provision;

•	AGAINST the shareholder proposals; and

•	In accordance with their judgment, upon such other matters if they are properly brought before the meeting.

If you hold shares through someone else, such as a broker or bank, you should receive materials from that broker or bank asking how you want to vote your shares. Review the voting form used by that firm to see if it offers Internet or telephone voting, and follow the voting instructions on that form.

Revoking a Proxy. You may revoke your proxy before the annual meeting by:

•	sending written notice to our Corporate Secretary which must be received prior to the annual meeting;

•	submitting a later-dated proxy, which we must receive prior to the annual meeting;

•	casting a new vote through the Internet or by telephone before 11:59 p.m. Eastern Time, on April 20, 2009; or

•	attending the annual meeting and revoking your proxy in person if you are the shareholder of record of your shares.

If your shares are held in the name of your broker or bank and you wish to revoke your proxy in person at the meeting, you must bring an account statement or letter from the broker or bank indicating that you were the beneficial owner of the shares on the record date.

Tabulation of Voting. Independent inspectors of election tabulate the votes on all of the proposals.

Quorum. In order to carry on the business of the annual meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes Needed.

Proposal 1—Election of Directors. Under Ohio law, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of directors or toward the election of the individual nominees specified on the Proxy.

The Company currently maintains a Majority Vote for Directors policy as part of its Corporate Governance Principles. With regard to the election of directors, any director who receives a greater number of “Withheld” votes than votes “For” in an uncontested election, must promptly tender an offer of resignation. The Governance and Nominating Committee will consider the resignation offer, and then make a recommendation to the Board whether to accept or reject it.

Proposal 2—Ratification of Selection of Ernst & Young. Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

Proposal 3—Approval of the Amendment to the Company’s Code of Regulations to adopt a Majority Vote for Directors. Since the amendment has been recommended by the affirmative vote of two-thirds of the whole authorized number of directors, approval by shareholders of the amendment to the Company’s Code of Regulations requires the affirmative vote of the holders of a majority of the outstanding voting power of the Company. Broker non-votes and abstentions will have the effect of a vote against Proposal 3.

Proposal 4 and 5—Shareholder Proposals. The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for it to pass. Abstentions and broker non-votes will have no effect on these proposals.

The shareholder proposals are non-binding and therefore can “pass” at a vote level significantly less than what would be required to actually approve the proposal if it were binding.

Attending in Person. Shareholders of record as of March 4, 2009 may attend the meeting. For shareholders of record, an admission ticket is attached to your proxy card. You will need the ticket and a photo ID to enter the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from your broker, bank or other nominee indicating that you beneficially owned the shares on March 4, 2009, the record date for voting. A photo ID will also be required to enter the meeting.

Conduct of the Meeting. The chairman of the meeting has broad authority to conduct the annual meeting in an orderly manner. This authority includes establishing rules for all activities during the meeting and in the question and answer session which follows the meeting. In light of the need to conclude the meeting within a reasonable period of time, there are time limits for speaking and there is no assurance that every shareholder who wishes to speak will be able to do so. For safety and security reasons, cameras and other recording devices are not allowed in the meeting. Copies of the rules will be available at the meeting.

Contact Information. If you as a shareholder have questions, need more information about the annual meeting, or would like printed copies of the materials mentioned above, please write to:

Corporate Secretary

Convergys Corporation

201 East Fourth Street

P. O. Box 1638

Cincinnati, Ohio 45201

or

call the Corporate Secretary’s office at (513) 723-2442.

For information about shares registered in your name, call Computershare toll free at 1-(888)-294-8217 or access your account via the Internet at www.computershare.com.

CORPORATE GOVERNANCE

Board Meetings and Executive Sessions. The Board held 14 meetings in 2008, and there were seven sessions where the directors met without management (“Executive Session”). Each of the Board’s committees also meets in Executive Session, generally at the end of each of their committee meetings. The Company encourages all of its directors to attend the annual meeting of shareholders. All directors attended the 2008 annual meeting. Each director attended at least 75% of the total number of meetings of the Board and committees of which he or she was a member.

Presiding Director. The Board appoints a director to act as the principal communicator between the Board and the Chief Executive Officer (“CEO”) as well as to lead the Board’s Executive Sessions (the “Presiding Director”). Philip A. Odeen served as the Non-Executive Chairman of the Board and as the Presiding Director during 2008.

Governance Principles. The Board has adopted Governance Principles, which contain information about the structure and functioning of the Board. These principles are available on the Company’s website, www.convergys.com/corporategovernance.html.

Shareholder Communications. Shareholders may communicate with the Board by written correspondence addressed to:

Philip A. Odeen

Non-Executive Chairman of the Board

Convergys Corporation

201 East Fourth Street

P. O. Box 1638

Cincinnati, OH 45201-1638

Shareholders and other interested parties who wish to communicate with Convergys’ non-management directors, may address the correspondence to:

Convergys Corporation

Attention: Director’s Name

201 East Fourth Street

P. O. Box 1895

Cincinnati, OH 45201-1895

Review and Approval of Transactions with Related Parties. The Company has a policy for the review of transactions involving the Company and “related parties” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). Related party transactions must be reviewed by the Audit Committee which will approve the transaction only if it determines that it is in the best interests of the Company. Shareholders who own in excess of five percent of the Company’s outstanding stock may not be subject to determinations made by the Audit Committee.

Compensation and Benefits Committee Interlocks and Insider Participation. No member of the Compensation and Benefits Committee is an employee of the Company, is or formerly was an officer of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No member of the Board of Directors is an executive officer of another company of which an executive officer of the Company serves as a director.

CODE OF ETHICS AND CORPORATE GOVERNANCE PRINCIPLES

In accordance with applicable NYSE Listing Standards and SEC regulations, the Company has adopted a Code of Business Conduct and Ethics (which serves as the Code of Ethics for the directors, officers and employees of the Company), which is available on the “Corporate Governance” page of the Investor Relations section of our website at www.convergys.com. A copy in printed form is available upon request to our Corporate Secretary. Any waiver of a provision of the Code granted to an executive officer or director may only be made by the Board of Directors or a Committee of the Board authorized to do so, and will be promptly disclosed on the Company’s website at www.convergys.com. The Board of Directors has also adopted Corporate Governance Principles. The Corporate Governance Principles can be found under the “Investor Relations” section of our website at www.convergys.com and are also available in printed form to any shareholder who submits a request to the Corporate Secretary.

BOARD OF DIRECTORS AND COMMITTEES

The Company currently has 13 directors, a number set by the Board in February 2009. The Company’s amended Articles of Incorporation require that the board of directors be divided into three classes. There are currently four directors in Class I, five directors in Class II and four directors in Class III. At each annual meeting of shareholders, directors constituting a class are elected for a three year term. This year the five Directors in Class II are up for election (see, Proposal 1 below).

The Company entered into an agreement dated February 4, 2009 (the “JANA Agreement”), with JANA Partners, LLC (“JANA”). Pursuant to the JANA Agreement, the Company agreed to increase the size of its Board of Directors to 13 and appoint as directors to fill the two newly created vacancies in Class II and I, Barry S. Rosenstein and Jeffrey H. Fox, respectively. The Company has also agreed in 2009 to increase the size of the Board to 14 and appoint an independent director to Class III to be jointly selected in good faith by, and reasonably acceptable to each of, JANA and the Company. Subject to certain conditions, the Company has agreed to nominate for re-election the persons mentioned above, including the independent nominee.

JANA also has the right to deliver a notice to the Company between November 30, 2009 and January 1, 2010 requesting the Company increase the size of the board to 16 persons, and appoint one person to Class I and the other to Class III, both to be jointly selected in good faith by, and reasonably acceptable to each of, JANA and the Governance and Nominating Committee. The JANA Agreement contains certain commitments and standstill provisions from JANA to the Company. The summary above does not detail all of the provisions set forth in the JANA Agreement. A complete summary as well as the full text of the JANA Agreement are contained in the Company’s Form 8-K filed with the SEC on February 5, 2009.

The Company has five standing board committees: the Audit Committee, the Compensation and Benefits Committee, the Executive Committee, the Finance Committee, and the Governance and Nominating Committee. Each of these committees, except the Executive Committee, has a written charter approved by the Board of Directors. The charters for the Committees can be found under the “Investor Relations” section of our website at www.convergys.com and are also available in printed form to any shareholder who submits a request to the Corporate Secretary. With the exception of Mr. Dougherty’s appointment on the Executive Committee, the members of each of the Committees meet the requirements of independence for directors as adopted by the NYSE and the SEC. Members of the Compensation and Benefits Committee are also “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (“Code”).

Set forth below is the current membership of each standing committee of the Board with the number of meetings held during 2008, in parentheses:

Audit Committee (13)	Compensation and Benefits Committee (5)	Executive Committee (0)	Finance Committee (4)	Governance and Nominating Committee (7)
Mr. Wallman (Chair)	Mr. Whitwam (Chair)	Mr. Odeen (Chair)	Mr. Barrett (Chair)	Mr. Dillon (Chair)
Ms. Baird	Mr. Dillon	Mr. Barrett	Ms. Baird	Mr. Odeen
Mr. Brittain	Mr. Gibbs	Mr. Dillon	Mr. Gibbs	Mr. Whitwam
Mr. Monahan	Mr. Odeen	Mr. Dougherty	Mr. Wallman
Mr. Nelson		Mr. Wallman	Mr. Rosenstein
Mr. Fox		Mr. Whitwam

Audit Committee

The Audit Committee’s primary purposes are to assist the Board in overseeing the:

•	preparation of the Company’s financial statements and ensuring their integrity;

•	Company’s compliance with legal and regulatory requirements;

•	independent accountants’ qualifications and independence;

•	performance of the Company’s internal audit function and the independent accountants; and

•	Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

The Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Both the internal auditors and the independent accountants periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Board and the Audit Committee have designated Mr. Wallman as a “financial expert.” Further, each member of the Audit Committee is deemed financially literate, as that term is defined by the NYSE.

Compensation and Benefits Committee

The Compensation and Benefits Committee’s primary roles are to:

•	oversee the Company’s executive compensation plans and programs and review and recommend changes to these plans and programs to keep management’s and shareholder’s interests aligned;

•	review and evaluate the performance of the CEO against corporate goals and objectives;

•	review and recommend for the full Board’s approval the compensation of the CEO;

•	review the performance of the Company’s other executive officers and approve their compensation; and

•	review and discuss with management the Compensation Discussion and Analysis included in the proxy statement.

Executive Committee

The Executive Committee has authority to act on behalf of the Board of Directors on most matters during the period between regular Board meetings.

Finance Committee

The Finance Committee primary roles are to:

•	review the capital structure of the Company;

•	review and recommend to the Board short-term borrowing limits and proposed financings;

•	review and recommend to the Board significant mergers, acquisitions and divestitures;

•	review pension plan funding; and

•	review the performance of the pension plan’s investment portfolio and manager.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for:

•	evaluating and recommending director nominees;

•	monitoring the functions of Board committees and conducting evaluations of the Board and its committees;

•	reviewing and responding to shareholder proposals and concerns; and

•	reviewing corporate governance and recommending to the Board principles, policies and procedures for dealing with corporate governance.

Director Independence. The Board of Directors annually reviews the independence of each of the directors. Based on the information supplied by each director, the Board has determined that, with the exception of Mr. Dougherty, all of the directors qualify as being independent pursuant to the rules and listing standards of the New York Stock Exchange (“NYSE”). All of the members of the Board’s Audit Committee, Compensation and Benefits Committee and Governance and Nominating Committee are independent directors. None of the directors has any material relationship other than being a director and/or shareholder of the Company, including any relationship prohibited by the rules of the NYSE.

In making its independence determination, the Board considered the specific relationships described below between directors and companies with which those directors are affiliated.

Certain Relationships and Related Transactions. The Board of Directors reviews and approves transactions between the Company and any related party, regardless of whether the transactions are required to be reported under the Securities Exchange Act of 1934, as amended. For purposes of these guidelines, a “related party transaction” is any transaction in which the Company was or is to be a participant and in which any related party has a direct or indirect material interest, other than transactions that (i) involve less than $120,000 when aggregated with all similar transactions, (ii) are available to all employees generally, (iii) involve compensation of executive officers or directors duly authorized by the appropriate Board committee, or (iv) involve reimbursement of expenses in accordance with Company policy.

John F. Barrett is a director and the chief executive officer of each of Western & Southern Financial Group, Inc., and its subsidiary, The Western and Southern Life Insurance Company. Western & Southern Financial Group owns more than five percent of the outstanding common shares of Convergys and also owns Tri-State Ventures, LLC, which is the general partner of an investment fund in which certain assets of the Convergys Corporation Pension Plan are invested. The Board of Directors has determined that Mr. Barrett’s relationship with Western and Southern does not disqualify Mr. Barrett from being deemed independent under the rules of the NYSE.

Director Qualifications. Convergys’ Governance Principles contain criteria that may be applied in the evaluation of nominees for a position on its Board. These principles are available on the Company’s website, www.convergys.com/corporategovernance.html. In general, these criteria include: judgment, experience, skills, accountability and integrity, financial literacy, leadership abilities, industry knowledge, diversity, other Board appointments, and independence.

In determining qualifications for new directors, the Governance and Nominating Committee periodically reviews the Board’s succession plan, establishes the experience and attributes needed to fulfill its responsibilities, and works with the CEO to identify management’s needs for advice and counsel. In determining whether an incumbent director should stand for re-election, the Governance and Nominating Committee considers the above factors as well as that director’s attendance at meetings, achievement of satisfactory performance and other matters determined by the Board. Note that one of our directors, our CEO, is not independent.

Director Nomination Process. Suggestions for director nomination for election at the 2010 annual meeting can be brought to the attention of the Board by the Governance and Nominating Committee, individual members of the Board or by shareholders. A shareholder wishing to suggest an individual for nomination should submit the suggestion by certified mail, return receipt requested, to the Governance and Nominating Committee, c/o Corporate Secretary, at the address listed above.

All suggested nominees must be submitted no later than November 16, 2009, and meet (1) the criteria set forth in the Governance Principles adopted by the Board, (2) the standards of independence established by the NYSE and SEC, and (3) other applicable laws, rules and regulations related to service as a director of the Company; as well as agree to accept a nomination for Board candidacy. Nominations of qualified individuals will be screened by the Governance and Nominating Committee. The Governance and Nominating Committee also has the authority to engage the third party services to assist it in identifying and evaluating qualified director candidates.

Proposal No.  1

ELECTION OF DIRECTORS

The Company’s amended Articles of Incorporation require that the board of directors be divided into three classes. At each annual meeting of shareholders, directors constituting a class are elected for a three year term. The terms of the Class II Directors expire at the annual meeting of shareholders in 2009. The Board has nominated John F. Barrett, Willard W. Brittain, Jr., David F. Dougherty, Joseph E. Gibbs, and Barry S. Rosenstein, all of whom are incumbent directors for election as directors in Class II to serve until the 2012 annual meeting of shareholders. Personal information on the nominees, as well as each continuing director, is provided below. If a director nominee becomes unavailable before the election, your proxy authorizes the proxies to vote for a replacement nominee if named by the Board.

As part of the Governance Principles, a director’s final term is to end at the annual meeting of shareholders following such director’s 72nd birthday. Therefore, under the circumstance of reaching such age, a director may not serve his or her entire term. The Board has discretion to waive this principle and has done so as it relates to Mr. Odeen through the term ending in 2010.

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW FOR CLASS II DIRECTOR:

NOMINEES FOR CLASS II DIRECTORS

(Terms expire in 2012)

John F. Barrett

	Age:	59
	Director Since:	May 1998
	Committees:	Executive Committee, Finance Committee (Chair)
	Principal Occupation:	Chairman of the Board of Western & Southern Financial Group, Inc. and The Western and Southern Life Insurance Company since 2002; President and Chief Executive Officer of Western & Southern Financial Group, Inc. since 2000; President and Chief Executive Officer of The Western & Southern Financial Life Insurance Company since 1994
	Other Public Company Directorships:	The Fifth Third Bancorp

Willard W. Brittain, Jr.

	Age:	61
	Director Since:	June 2008
	Committees:	Audit Committee
	Principal Occupation:	Chairman and Chief Executive Officer of Professional Resources on Demand since March 2003
	Prior Positions Held:	Chief Operating Officer of PwC and PwC Consulting
	Other Public Company Directorships:	Perini Corporation, Analysts International Corporation and DaVita Inc.

David F. Dougherty
	Age:	52
	Director Since:	August 2006
	Committees:	Executive Committee
	Principal Occupation:	President and Chief Executive Officer of the Company since April 2007
Prior Positions Held:

President and Chief Operating Officer (2005-2007); Executive Vice President of Convergys’ Global Information Management Group (2003-2005); Chief Development Officer of Convergys Corporation (2000-2003); President of Convergys Customer Management Group Inc. (1995-2000)

	Other Public Company Directorships:	None

Joseph E. Gibbs
	Age:	59
	Director Since:	December 2000
	Committees:	Compensation and Benefits Committee, Finance Committee
	Principal Occupation:	Chairman, Gibbs Investments, LLC since 2002
	Prior Positions Held:	Co-Founder, Vice Chairman, President and Chief Executive Officer of TGC, Inc. (The Golf Channel) (1991-2001)
	Other Public Company Directorships:	None

Barry S. Rosenstein
	Age:	50
	Director Since:	February 2009
	Committees:	Finance Committee
	Principal Occupation:	Founder and Managing Partner of JANA Partners LLC since 2001
Prior Positions Held:

Managing Partner of Sagaponack Partners L.P.; Founder, Genesis Merchant Group’s Investment and Merchant Banking Group; Managing Partner, Reatta Partners; Principal, Asher Edelman’s Plaza Securities Corporation; Investment Banker, Merrill Lynch

	Other Public Company Directorships:	Copart, Inc.

CLASS III DIRECTORS

(Terms expire in 2010)

Zoë Baird
	Age: Director Since: Committees: Principal Occupation: Other Public Company Directorships:	56 August 2003 Audit Committee, Finance Committee President of the Markle Foundation since 1998 Chubb Corporation and Boston Properties

Thomas L. Monahan, III
Age:	42
Director Since:	February 2008
Committees:	Audit Committee
Principal Occupation:	Chairman and CEO of The Corporate Executive Board Company since January 2008; Chief Executive Officer of The Corporate Executive Board Company since 2005
Prior Positions Held:	General Manager of the Finance, the Legal & Administration, the Strategy & Innovation, the Information Technology and the Operations Divisions of The Corporate Executive Board Company (2002-2005)
Other Public Company Directorships:	The Corporate Executive Board Company

Philip A. Odeen
	Age:	73
	Director Since:	March 2000
	Committees:	Non-Executive Chairman of the Board, Compensation and Benefits Committee, Governance and Nominating Committee, Executive Committee (Chair)
	Principal Occupation:	Non-Executive Chairman of The AES Corporation since January 2008
Prior Positions Held:

Non-Executive Chairman of Avaya Inc. (July 2006 –October 2007); Non-Executive Chairman of The Reynolds and Reynolds Company (2005-2006); Chief Executive Officer of QinetiQ NA Ops. (2005-2006); Chief Executive Officer of The Reynolds and Reynolds Company (July – January 2005)

	Other Public Company Directorships:	The AES Corporation

Richard F. Wallman
	Age:	57
	Director Since:	June 2007
	Committees:	Audit Committee (Chair), Finance Committee
	Principal Occupation:	Retired Senior Vice President and Chief Financial Officer of Honeywell International, Inc. since July 2003
	Prior Positions Held:	Senior Vice President and Chief Financial Officer of Honeywell International, Inc. (March 1995 – July 2003)
	Other Public Company Directorships:	Ariba, Inc., Hayes Lemmerz International Inc., Lear Corporation and Roper Industries, Inc.

CLASS I DIRECTORS

(Terms expire in 2011)

David B. Dillon
	Age:	57
	Director Since:	March 2000
	Committees:	Compensation and Benefits Committee, Governance and Nominating Committee (Chair), Executive Committee
	Principal Occupation:	Chairman and Chief Executive Officer of The Kroger Co. since 2004 Chief Executive Officer of The Kroger Co. since 2003
	Prior Positions Held:	President of The Kroger Co. (1995-2003); Chief Operating Officer of The Kroger Co. (1995-1999 and 2000-2003)
	Other Public Company Directorships:	The Kroger Co.

Jeffrey H. Fox
	Age:	46
	Director Since:	February 2009
	Committees:	Audit Committee
	Principal Occupation:	Chief Executive Officer, Technology Value Investors since 2008
	Prior Positions Held:	Former Chief Operating Officer of Alltel Corporation (2007-2008); Group President, Shared Services (2003-2007); Group President, Alltel Information Services (1996-2003)
	Other Public Company Directorships:	None

Ronald L. Nelson
	Age:	56
	Director Since:	August 2008
	Committees:	Audit Committee
	Principal Occupation:	Chairman and Chief Executive Officer of Avis Budget Group, Inc. since 2006
	Prior Positions Held:	President and Chief Financial Officer of Cendant Corporation
	Other Public Company Directorships:	Avis Budget Group, Inc. and Hanesbrands Inc.

David R. Whitwam
	Age:	67
	Director Since:	August 2003
	Committees:	Compensation and Benefits Committee (Chair), Executive Committee, Governance and Nominating Committee
	Principal Occupation:	Retired Chairman and Chief Executive Officer of Whirlpool Corporation since July 2004
	Prior Positions Held:	Chairman and Chief Executive Officer of Whirlpool Corporation (1987-2004)
	Other Public Company Directorships:	PPG Industries, Inc.

SHARE OWNERSHIP

General. On the record date, March 4, 2009, the outstanding securities of the Company consisted of XX Common Shares, without par value (“Common Shares”). The Company also has XX shares which are held in treasury and are not considered outstanding for quorum, voting or other purposes. Each Common Share has one vote on each matter presented for action at the annual meeting of shareholders. The following table sets forth information, as of the record date, with respect to those persons that the Company believes to be beneficial owners of more than five percent of the Company’s voting securities. The SEC has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or has the right to acquire beneficial ownership of any such security within 60 days.

Title of Class	Beneficial Owner	Number of Common Shares	Percent of Class(1)
Common Shares	JANA Partners LLC 767 Fifth Avenue, 8th Fl. New York, NY 10153	17,035,512	13.9%

Common Shares	Western & Southern Life Insurance Co. 400 Broadway Cincinnati, OH 45202	7,445,110	6.1%

Common Shares	AXA Financial, Inc. and Affiliates 1290 Avenue of the Americas New York, New York 10104	6,130,129	5%

(1)	This percentage is based upon XX Common Shares outstanding as of March 4, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance. Ownership of and transactions in Company securities by certain executive officers and directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. Based on its review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its executive officers, directors and applicable shareholders complied with these filing requirements on a timely basis during 2008.

Directors and Executive Officer Ownership. These tables show the Common Shares that each executive officer included in the Summary Compensation Table and each non-management director and nominee beneficially owned on March 4, 2009. None of these individuals owns beneficially more than 1.0% of the outstanding Common Shares.

Named Executive Officer & Other Executive Officers as a Group	Shares Owned(1)
David F. Dougherty	XX
Earl C. Shanks	XX
Karen R. Bowman	XX
Clark D. Handy	XX
Jean-Hervé Jenn	XX

(1)

Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following Common Shares subject to such options are included in the totals: 378,712 Common Shares for Mr. Dougherty; 80,000 Common Shares for Mr. Shanks; 42,796 for Ms. Bowman; 0 for Mr. Handy; and 0 for Mr. Jenn. Does not include the following aggregate number of (i) Common Share equivalents credited to such individuals’ accounts under the Convergys Corporation Executive Deferred Compensation Plan described in this Proxy Statement and (ii) Common Shares issuable under the time-based restricted stock units and performance-based restricted stock units granted in 2006, 2007 and 2008: XX for Mr. Dougherty; XX for Mr. Shanks; XX for Ms. Bowman; XX for Mr. Handy; and XX for Mr. Jenn. Time-based restricted stock units are no longer available to Named Executive Officers (“NEOs”). NEOs receive, if any, performance only based awards.

Non-Management Directors/Nominees	Shares Owned(1)
Zoë Baird	XXX
John F. Barrett	XXX(2)
Willard W. Brittain, Jr.	XXX
David B. Dillon	XXX
Jeffrey H. Fox	XXX
Joseph E. Gibbs	XXX
Thomas L. Monahan III	XXX
Ronald L. Nelson	XXX
Philip A. Odeen	XXX
Barry S. Rosenstein	XXX(3)
Richard F. Wallman	XXX
David R. Whitwam	XXX

(1)

Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following Common Shares subject to such options are included in the totals: 17,000 Common Shares for Ms. Baird and Mr. Whitwam; 51,000 Common Shares for Messrs. Dillon and Odeen; 42,500 Common Shares for Mr. Gibbs; 41,500 Common Shares for Mr. Barrett; and 0 for Messrs. Brittain, Fox, Monahan, Nelson, Rosenstein, and Wallman. Does not include the following aggregate number of (i) Common Share equivalents credited to such individual’s accounts under the Directors Deferred Compensation Plan described later in this Proxy Statement and (ii) Common Shares issuable under the time-based restricted stock units granted in 2006, 2007, and 2008 to each non-management director described in this Proxy

Statement: 32,517 for Ms. Baird; 15,932 for Mr. Barrett; 5,280 for Mr. Brittain; 13,116 for Mr. Dillon; 9,987 for Mr. Fox; 21,012 for Mr. Gibbs; 11,056 for Mr. Monahan; 5,569 for Mr. Nelson; 23,929 for Mr. Odeen; 9,987 for Mr. Rosenstein; 8,919 for Mr. Wallman; and 32,043 for Mr. Whitwam.

(2)

Includes 1,568 Common Shares held directly by members of Mr. Barrett’s family who have the same home address as Mr. Barrett but as to which he disclaims beneficial ownership. Does not include Common Shares held by The Western and Southern Life Insurance Company and its affiliates for which Mr. Barrett serves as Chairman of the Board, President and Chief Executive Officer. Mr. Barrett disclaims beneficial ownership of the Common Shares held by The Western and Southern Life Insurance Company and its affiliates.

(3)

Includes 17,035,512 Common Shares held by JANA Partners, LLC, for which Mr. Rosenstein is one of the two principals thereof. Mr. Rosenstein, as a principal, has sole voting and dispositive powers over the 17,035,512 Common Shares, which powers are exercised by the two principals of JANA Partners LLC. Mr. Rosenstein disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

On March 4, 2009, Convergys directors and executive officers (a total of XX people) owned XXX Convergys Common Shares, of which XXX were subject to outstanding options, representing approximately XX.X% of the outstanding Common Shares.

Stock Ownership Guidelines. The Compensation and Benefits Committee believes that senior management should have a significant equity interest in the Company. To promote equity ownership and further align the interests of management with our shareholders, all US-resident Named Executive Officers (“NEOs”) are subject to minimum stock ownership guidelines. The ownership guidelines are as follows:

Chief Executive Officer	5 times base salary
Other US-resident NEOs	3 times base salary

Stock options, including vested stock options, and unvested performance-based restricted stock units are not included in determining whether a NEO has achieved these ownership levels. Executives subject to the guidelines have four years from the date they first become subject to the guidelines to achieve the suggested ownership level. The following chart summarizes NEO compliance with these guidelines as of March 4, 2009:

Named Executive Officer	March 4, 2009 Holdings	Percent Guideline Met
Mr. Dougherty	XXX	XXX
Mr. Shanks	XXX	XXX
Ms. Bowman	XXX	XXX
Mr. Handy	XXX	XXX

Timing of Equity Awards. Equity grants from the Long-Term Incentive Plan are made annually by the Compensation and Benefits Committee typically on a date at the end of the first quarter but within the first 90 days of the start of the year. This timing is designed to attempt to comply with the requirements of Section 162(m) and to allocate the expense appropriately. Details regarding the grants, including the terms of the grants, the recipients, the size of the grants and the date of grants are reviewed and approved by the Committee, usually during its meeting in February. In the case of stock options, the exercise price is set at the average of the high and low price on the NYSE of Common Shares on the date of grant, although the Compensation and Benefits Committee has not issued stock option grants since January 2004.

If an executive level employee is hired or promoted after the annual grant has been made, the employee may be eligible to receive an equity award. Unless the individual is an executive officer, the CEO has the authority to approve the grant within guidelines established by the Committee. The CEO is required to report to the Committee for ratification at each of its meetings any grants he has approved. If the individual is an executive officer, only the Compensation and Benefits Committee can approve an equity award.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

David R. Whitwam, Chair
David B. Dillon
Joseph E. Gibbs
Philip A. Odeen

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers. This report covers the current NEOs being the Company’s chief executive officer and the four other policy making executives whose compensation is the highest at the Company, being Messrs. Dougherty, Shanks, Handy and Jenn, and Ms. Bowman.

Compensation Objectives. The Company’s compensation program for NEOs is designed to meet the following objectives:

•	Align executives with shareholders.

- Incentives facilitate stock ownership and are based on performance measures that drive long-term sustained shareholder value.

•	Include a strong link between pay and performance, measured at all levels.

- A significant portion of compensation is “at risk” based on Company and individual performance. When performance is stronger than the market or comparison companies, incentives reward that performance.

•	Reinforce business strategy to reflect Company values.

- Incentives reward improved business growth and performance and reinforce desired competencies and behaviors, consistent with Company core values.

•	Ensure access to needed talent and protect talent from recruitment by competitors.

- Compensation opportunities are market competitive to attract and retain executives. An executive’s compensation opportunity is commensurate with the executive’s responsibilities, experience and demonstrated performance.

Over the past three years, the Company has significantly strengthened its “Pay for Performance” orientation that awards compensation based on Company and individual performance. The Company’s objectives are designed so that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity is at risk and tied directly to Company performance.

Decision Making Process. The Compensation and Benefits Committee (the “Committee”) reviews annually and recommends to the independent directors for approval, the compensation for the CEO. During Committee meetings at which compensation actions involving the CEO are discussed, the CEO is not present for the discussions. The Committee is responsible for bringing recommended compensation actions involving the CEO to the entire Board for its review and concurrence.

The Committee reviews annually and approves the compensation of the other executive officers. The CEO, in collaboration with the senior vice president – human resources, provides recommendations regarding the general design of the Company’s compensation plans for Committee approval as well as specific compensation actions involving the executive officers.

The Committee directly engages an independent outside consulting firm, Frederic W. Cook Co., Inc. (“Cook”), to assist in its review of the compensation for the CEO and his direct reports. This firm has no other business relationship with the Company. Management also retains an outside consulting firm, Grahall Partners (“Grahall”), to assist in the review and design of the compensation program, as well as preparing a market review of executive compensation.

Independent Consultant Review of Executive Compensation. In accordance with the Committee’s charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors to the Committee, including having the sole authority to approve the consultant’s or advisor’s fees and other retention terms.

In 2008, the Committee engaged Cook as its executive compensation consultant. When appropriate, the Committee had discussions with its consultant without management present to ensure candor and impartiality. In 2008, management retained Grahall to advise management on executive and non-employee director compensation.

Management’s consultants worked directly with management to research and present information to the Committee related to compensation trends and “best practices” in executive and non-employee director compensation. Executive compensation databases and other resources provided by the consulting firms set the foundation for the benchmarking process, which in turn serves as part of the basis for setting levels of compensation for each of the executive officers and non-employee directors. Management’s consultants may attend Committee meetings to present information and to aid in the Committee’s review and analysis.

Benchmarking Process. Our compensation program is benchmarked against a peer group of companies with which we compete for business and talent. These companies represent similarly sized publicly traded human resources consulting and outsourcing firms, along with additional companies that compete in similar industries, such as business process outsourcers, transaction processors, and firms specializing in related human capital management functions. In the United States, our peer company group consists of companies that we believe most closely align with the Company’s businesses, or have revenues between $900 million and $10 billion. The Committee reviews the peer group annually to determine if any change in the composition of the group is necessary. For 2008, the peer group used for survey analysis consisted of 19 companies:

Accenture LTD	DST Systems Inc.
Acxiom Corp.	Electronic Data Systems Corp.
Administaff Inc.	Fiserv Inc.
Affiliated Computer Services Inc.	Hewitt Associates Inc.
Alliance Data Systems Corp.	Paychex Inc.
Automatic Data Processing Inc.	Perot Systems Corp.
CA, Inc.	TeleTech Holdings Inc.
CDI Corp.	Unisys Corp.
Cognizant Technology Solutions Corp.	Watson Wyatt Worldwide, Inc.
Computer Sciences Corp.

The following organizations were added to the peer group in 2008:

Acxiom Corp.	DST Systems Inc.
Administaff	Hewitt Associates Inc.
CA Inc.	Paychex Inc.
Affiliated Computer Services Inc.	Perot Systems Corp.
Cognizant Technology Solutions Corp.	TeleTech Holdings
Computer Sciences Corp.	Watson Wyatt Worldwide Inc.

The following organizations were deleted from the peer group in 2008:

Advo Inc.	IMS Health Inc.
Avaya Inc.	Lucent Technologies
Ceridian Corp.	Nortel Networks
CheckFree Corporation	Pitney Bowes Inc.
Crown Castle International Corp.	QUALCOMM Inc.
EMC Corporation	Reynolds and Reynolds Company
Emdeon Corporation	Sabre Holdings Corp.
Equifax Inc.	Seagate Technologies
First Data Corporation	Yahoo Inc.
GTECH Holdings Corporation

The peer group may change from year to year. Companies are dropped primarily due to their being acquired or no longer participating in executive compensation surveys. Companies are added to replace those that are dropped based on the criteria mentioned above.

The results of the benchmark analysis are size-adjusted to reflect differences between the Company’s revenue size and the revenue size of the peer group companies. For individual base salaries and annual and long-term incentive goals, the Committee typically uses as a guideline a range of +/- 15% around the 50th percentile, based on the executive’s individual performance in the prior year relative to his or her peers, the executive’s future potential, and the scope of the executive’s responsibilities and experience. The method of setting base salaries and annual and long-term incentive goals enables the Company to attract and retain those individuals who are necessary to lead and manage the Company while enabling it to differentiate between executives and levels of performance and responsibility.

The differences between each of the NEOs compensation are related to the nature of the positions held and the different duties and responsibilities associated with their positions, as well as the executive’s performance. There is no material difference in the compensation-setting process, peer group, and market goal percentiles used to determine the compensation of each of the NEOs, with the exception of the Board exercising judgment over the CEO’s compensation.

Mr. Jenn is the only non-US-based NEO. He is employed in the United Kingdom and his compensation has historically been set by the Company based on market practice and survey data for the United Kingdom. The differences in his compensation and benefits from the other NEOs are discussed in this Compensation Discussion and Analysis.

Components of Our Executive Compensation. The Company uses a mix of the following executive compensation components:

•	Base Salary

•	Annual Incentive

•	Long-Term Incentive

•	Perquisites

•	Retirement and Welfare

•	Change in Control and Severance

Total Compensation Philosophy and Mix of Compensation. The Company strives to maintain programs that are market competitive and meet the objective of providing performance based compensation with the appropriate mix of base salary and short and long-term incentives. As indicated below, the mix is designed so that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity is at risk and tied directly to the Company’s long-term performance.

The following table shows our 2008 compensation mix, at target:

	Target 2008 Compensation Mix
	Base Salary	Short-term Incentives	Long-term Incentives	Total
Chief Executive Officer
Mr. Dougherty	10%	11%	79%	100%

Other Named Executive Officers
Mr. Shanks	16%	13%	71%	100%
Ms. Bowman	31%	20%	49%	100%
Mr. Handy	30%	19%	51%	100%
Mr. Jenn	45%	21%	34%	100%

The table below indicates compensation mix based on actual compensation received during 2008. Short-Term Incentives (the Annual Incentive Plan) represents zero percent of the total as no payout was earned. The Long-Term Incentive component includes no Performance Cash, with the value realized from the Option Exercises and Stock Vested table on page XX, depicted here as the paid long-term incentive:

	Actual 2008 Compensation Mix
	Base Salary	Short-term Incentives	Long-term Incentives	Total
Chief Executive Officer
Mr. Dougherty	32%	0%	68%	100%

Other Named Executive Officers
Mr. Shanks	53%	0%	47%	100%
Ms. Bowman	58%	0%	42%	100%
Mr. Handy	100%	0%	0%	100%
Mr. Jenn	76%	0%	24%	100%

Explanation of Compensation Components

Base Salaries. Base salaries are designed to reward NEOs for their performance, experience and skills. Increases in base salaries are used to further reward executives for their excellent performance and for taking on new responsibilities. Rewarding top performers with base salary increases supports our pay for performance objective.

Based on the CEO’s and Committee’s evaluation of their performance, and the use of the benchmarking process, the base salaries for the NEOs were approved for 2008 by the Committee. In the case of the CEO, the Committee recommended and the Board approved the 2008 base salary for Mr. Dougherty. There was no increase of his base salary for 2008 or 2009.

For 2008 and 2009, Messrs. Shanks and Jenn also did not receive any merit increases to their base salary. Mr. Handy and Ms. Bowman did receive base pay increases effective January 1, 2008 based on increased responsibilities, performance, and market competitiveness. The increase was in the amount of $15,000 and $30,000, respectively. Mr. Handy and Ms. Bowman received no base salary increase for 2009.

Annual Incentives. The Committee has designed the annual incentive compensation to meet its pay for performance objective to provide market competitive pay and to reward an NEO for exceptional Company and individual performance. Actual incentive awards will fluctuate year to year based on Company and individual performance results.

For the CEO, the Committee reviews and then recommends to the Board for approval the annual incentive compensation amount based upon the Company’s performance and the CEO’s individual performance. For the other NEOs, the Committee reviews and then determines the annual incentive award amount for each NEO based on the Company’s performance and his or her individual performance.

For 2008, the determination of the annual incentive award was based on an equal weighting of two components:

•	the Company’s Performance and the

•	Individual’s Performance.

The annual incentive award is the sum of the levels of achievement of the Company’s Performance and Individual’s Performance components.

In 2008, since the Company did not meet the requisite levels of achievement for the adjusted earnings per share (“Adjusted EPS”) goal, no annual incentive payments were awarded to NEOs. While many of the Individual Performance goals were met, and the Company made progress on performance improvements, the Annual Incentive Plan pool was not funded. Even though the Committee has discretion to adjust the Individual Performance component of an NEOs annual incentive award to an amount within +/- 25 percent based on the NEOs total evaluation, no increases in amounts were made in the NEOs awards for 2008.

•    Company Performance Category. The Company determines “Company Performance” by measuring the level of achievement of the Adjusted EPS. The Adjusted EPS goal is used solely for compensation purposes, and is not the same as the earnings per share reported by the Company in its other periodic reports and press releases. It represents the Company’s earnings per share less earnings attributable to the investment in the cellular partnerships of the Company and the effect of the share repurchase program. The Company excludes these earnings because we believe it is necessary to not reward the NEOs for earnings that they did not have an active role in attaining. Because the Company missed its EPS goal, the Annual Incentive Plan for 2008 was not funded.

As reflected by historic performance results, attainment of the goal is neither easy nor certain but is attainable with stronger than expected performance:

•	in 2008 performance against the Adjusted EPS goal failed to meet expectations, resulting in a 0% payout; and

•	in 2007 performance against the Adjusted EPS goal failed to meet expectations, resulting in a 69.5% payout.

•    Individual Performance Category. In 2008, achievement of the Individual Performance category of annual incentive compensation would have generated a partial payout had performance against Adjusted EPS been achieved. For 2008, the percentage achievement of the Company’s Performance as determined for the Individual Performance Category was 0%. Accordingly, the Individual Performance pool was set at 0% of the total dollars available to be distributed at the goal level.

The Committee uses many financial, business and operational performance measures in the determination of the TPS for the Individual Performance component for each NEO. While the objectives differ for each NEO depending on his or her responsibilities, they generally break down as follows: 80% is based on the NEOs level of achievement of his or her business goals and performance measures including client satisfaction, net revenue and operating income; and 20% is based on the degree to which the NEO exhibited core leadership competencies in carrying out his or her responsibilities and achieving the business goals and performance measures.

The Committee sets challenging performance goals to motivate high business performance and support attainment of the Company’s longer-term financial objectives. These goals are designed to be challenging to attain and typically would not be achieved every year. The Committee believes that obtaining the higher level or greater payout would typically be achieved less frequently than the achievement of the annual goal.

Any single performance measure and its goal are not likely to be deemed material to the overall determination of compensation, since it is only one of the many measures and goals used by the Committee in determining overall incentive compensation. The Committee does not publish specific goals or targets for the financial measures since they are confidential information and if disclosed, would create substantial competitive harm to the Company. For example, disclosure of the specific goals would signal where the Company is shifting strategic focus, giving our competitors unfair insight into our strategic plans, and impairing the Company’s ability to leverage these actions for competitive advantage. The mention of the performance measures above is for illustrative purposes only.

Long-Term Incentives. Based on the Company’s executive compensation objective of rewarding long-term performance, long-term incentives are awarded primarily in the form of equity in the Company and are designed to motivate performance toward the long-term goal of increasing shareholder return.

To strengthen the link between compensation and performance, the Committee moved to performance only based long-term incentive awards for the NEOs and executive officers in 2008. In this way, the NEO receives the equity award only if the performance goal is met. This was done to further align the interests of the executives with the long-term performance interests of the shareholders, thereby meeting the Company’s program objective of “pay for performance.”

The Company’s long-term incentive program for 2008 was comprised of the following two components:

•

Performance-Based Restricted Stock Units. Awarded in the form of performance-based restricted stock units, that are earned based on total shareholder return compared to the total shareholder return of companies within the S&P 500 index (excluding the Company).

•

Performance Cash Units. Awarded in the form of Performance Cash Units that provide compensation in excess of the long-term incentive award if our total shareholder return relative to all other S&P 500 companies exceeds the 50th percentile. The maximum award as reported in the Summary Compensation Table (see footnote 2) requires that Company performance meet the 80th percentile of the S&P total shareholder return for a three year performance period.

This combination of awards:

•	provides a direct link between pay and performance since our stock price can be driven by both market conditions and Company performance;

•	is consistent with market trends in executive compensation and long-term incentives; and

•	minimizes compensation expense as compared to other forms of equity compensation.

Below is a description of the key features of the 2008 performance-based restricted stock units and performance cash units.

•

Performance measure. The Company’s total shareholder return for a performance period is determined by comparing (a) the average closing price of our stock on each trading day occurring during the fourth quarter of the year immediately preceding the start of the performance period to (b) the average closing price of our stock for each trading day occurring during the fourth quarter of the final year of the performance period. The total shareholder return for each S&P 500 company is determined by comparing (a) the closing price of the stock of each company on the trading day immediately preceding the start of the performance period to (b) the closing price of the stock of each company on the last trading day of the performance period. Dividends paid, if any, are added to the change in total shareholder return. The Committee believes that using total shareholder return over a three year period is the best way to tie executive compensation to the creation of long-term value for shareholders.

•

Performance goals. Performance must be at the 25th percentile before any portion of the restricted stock units vest and full vesting occurs only if performance is at or above the 50th percentile. At the 25th percentile, payout of 60% of the performance-based restricted stock unit award is made. For performance cash units, the minimum threshold performance before any payout is made is performance above the 60th percentile and full payout occurs only if performance is at or above the 80th percentile.

•	Timing of Payout. Performance-based awards are generally paid out after the end of the performance period and certification of the performance results by the Committee.

The average closing price of Common Shares for each trading day during the fourth quarter of 2006 was $15.99. The average closing price of Common Shares for each trading day during the fourth quarter of 2008 was $7.83. Thus the Company’s total shareholder return for the period 2006 through 2008 was a negative 51%, placing the Company in the 23rd percentile when compared to the total shareholder return of the S&P 500 peer group.

In 2008, the 2006 performance-based restricted stock units or performance cash units were set to vest for payout. Per the approved payout schedule and the performance of the Company, none of the 2006 performance-based restricted stock units or performance cash units were paid or awarded to the NEOs.

All of the performance-based long-term incentive awards are granted under the terms of the Convergys Corporation Long-Term Incentive Plan, a plan that is intended to meet the requirements of Code Section 162(m) for deductible compensation. All long-term incentive awards contain a “claw back” provision that provides for the forfeiture of outstanding awards and requires return of any income recognized with respect to awards that were paid out within the last six months if the employee engages in activity detrimental to the Company, such as disclosing confidential information, competing with the Company, or interfering with client relationships.

Perquisites. The Company provides limited perquisites to assist in the attraction and retention of the NEOs and, in the case of certain perquisites, to promote their health and safety.

Long-Term and Short-Term Disability Benefits. The Company provides the executive officers with a replacement income benefit of 15% of average monthly compensation in addition to the normal replacement income benefit of 60% in the event of a long-term disability (subject to a combined maximum monthly benefit of $22,500 per month). In the case of a catastrophic long-term disability, the plan provides a replacement income benefit of up to 100% of the executive officer’s average monthly compensation. The Company also provides a short-term disability benefit to the executive officer that provides a replacement income benefit of 100% of the executive’s average monthly compensation for up to 52 weeks in the event of a disability, versus 60% and 26 weeks for other employees.

Annual Physicals. For 2008, the Company provided the US-based NEOs the opportunity for an annual physical examination. In 2008, those NEOs who had an annual physical were permitted to seek reimbursement from the Company for any out of pocket costs not covered by the Company’s broad-based medical plan. No NEO made such request for reimbursement.

Personal Use of Company Aircraft. The Company permits the US-based NEOs to use the Company leased aircraft for limited personal travel. If space is available, their family members may accompany them. The value of part of this benefit is taxable income to the executive. In 2008, only Mr. Dougherty utilized this benefit with $12,066 of taxable income reported in footnote 4 of the Summary Compensation Table.

Retirement

Retirement Benefits. The Company provides the US-based NEOs with qualified and non-qualified retirement and savings plan benefits. Market survey data indicate that these benefits are comparable to benefits provided by other companies in our peer group. Mr. Jenn, who is located in the UK, does not participate in any of the plans listed in this section. He does, however, receive an annual contribution equal to eight percent of his compensation under a UK pension scheme.

To allow its executives to benefit from the favorable features of a qualified plan (up to the permissible limits), the Company has structured its retirement benefits so that the executives’ retirement benefits are provided through both qualified and non-qualified savings and pension plans. Each executive, excluding Mr. Jenn, participates in one (but not both) of two non-qualified pension plans; either the non-qualified excess pension plan or the Supplemental Executive Retirement Plan (“SERP”).

Effective April 1, 2008, the Company’s US qualified pension plan and the non-qualified excess benefit plan were frozen. No additional benefits will accrue to any of the NEOs under these plans after March 31, 2008.

Non-Qualified Excess Pension Plan. The Company’s non-qualified excess pension plan provides a pension benefit to employees whose pension benefit under the qualified pension plan is reduced or capped due to Internal Revenue Service limitations applicable to that plan. Mr. Handy is currently eligible to receive a benefit under this plan; however, once he becomes vested in a benefit under the SERP he is no longer eligible to receive a benefit under the Non-Qualified Employee Pension Plan. Messrs. Dougherty and Shanks and Ms. Bowman are not eligible for participation in this plan since they have vested in the SERP.

Supplemental Executive Retirement Plan. The SERP provides an enhanced pension benefit designed to attract and retain certain top executives. The annual benefit under the SERP is 50% of the executive’s final average pay (reduced by the executive’s qualified pension benefit and non-qualified excess pension plan). This benefit is reduced if the executive has not attained at least age 62 and completed 25 years of service at retirement. The reduction is 3.5% for each year of age under age 62 and 3.5% for each year of service under 25 years. Participants become vested upon completing five years of service. Final average pay is defined as the executive’s highest base salary and annual incentive target over the last five years of his or her career.

Messrs. Dougherty, Shanks, Handy and Ms. Bowman are participants in the SERP. With the exception of Mr. Handy, all NEOs are vested in the SERP. Mr. Shanks and Mr. Handy receive additional service credits under the SERP. For purposes of calculating Mr. Shanks’ and Mr. Handy’s benefit under the SERP at termination, each will be credited with one additional year of service for each year of service completed, until a maximum of 25 years of service credit is reached for Mr. Shanks, and up to a maximum of five years of additional service credit for Mr. Handy.

In 2007, Mr. Dougherty and Mr. Shanks agreed to a modification of their SERP benefit that froze their pay for purposes of the SERP calculation at their 2007 compensation level.

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan is a non-qualified savings plan offered to approximately 800 of the Company’s senior management employees. The plan enables these individuals to defer compensation in excess of the limits that apply to qualified plans, like the Company’s 401(k) plan, and provides for a Company matching contribution. Earnings on amounts credited to the plan are determined by the investment options selected by each participant that are similar to those offered to participants under the Company’s 401(k) plan.

Welfare Benefits. Except as otherwise stated in this Compensation Discussion and Analysis, the Company provides the US-based NEOs with the same health and welfare benefits generally provided to other employees, at the same contribution rates. Mr. Jenn is provided with company-paid health insurance for himself, his spouse and children through a UK-based plan.

Post-Retirement Health Care Benefit. Messrs. Dougherty and Shanks are eligible for the same company-subsidized post-retirement health care benefit that is generally available to all corporate employees and Information Management employees hired prior to January 1, 2004. Mr. Handy and Ms. Bowman will be provided with access, at their cost, to the same post-retirement health care benefits that are generally available to employees hired after December 31, 2003.

Executive Life Insurance. In 2008, the Company replaced the US-based NEOs, as well as other executive level employees endorsement split-dollar life insurance policies. The Company elected to use Group Variable Universal Life insurance policies to fund this benefit. The benefit continues to equal three times base salary (minus $50,000 covered under the basic group life plan) during employment. The Company no longer pays for the cost of one times base salary upon retirement. This life insurance benefit is a taxable benefit. The Company provides a gross-up for taxes owed as a result of the imputed income associated with this benefit.

Severance, Change in Control and Employment Arrangements. Effective December 9, 2008, the Company adopted a new Convergys Corporation Severance Pay Plan (“Severance Plan”) in its effort to move from an offer letter and employment agreement severance approach to a more policy-based approach that would apply to all eligible employees. The Severance Plan provides severance pay and outplacement counseling benefits to US-resident eligible employees, including the NEOs. The Severance Plan also entitles eligible employees to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). The Severance Plan superceded the Employee Protection Plan previously in effect for employees of the Company.

The Committee believes that the NEOs should be free of distraction in circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has also provided in the Severance Plan for certain benefits intended to keep executives neutral to job loss when faced with the need to (a) support value maximizing corporate transactions that could result in their personal job loss, (b) help the Company retain key executives during major corporate transactions, and (c) provide competitive and fair severance arrangements to executives to allow smooth transition to new employment should their job be eliminated following a change in control.

The employment agreements for Messrs. Dougherty and Shanks expired on December 31, 2008. Effective January 1, 2009, their severance is now calculated in accordance with the Company’s Severance Plan.

Ms. Bowman and Mr. Handy have employment letters that were amended effective December 30, 2008 in order to comply with Code Section 409A. Their severance arrangements will be governed by their employment letters (or the new Severance Plan if it provides a greater benefit) until their employment letters terminate; May 31, 2010 for Ms. Bowman, and December 31, 2011 for Mr. Handy. After these dates, the severance benefits for both Ms. Bowman and Mr. Handy will be governed by the Severance Plan.

The current employment letters for Mr. Handy and Ms. Bowman provide for a minimum level of base salary but do not guarantee future levels of annual incentive or long-term incentive compensation. Base salary and annual and long-term incentive goals are set each year using the methodology described above. Each of them may be terminated by the Company without notice, and with or without cause, subject to the severance provisions of the employment letters.

Mr. Jenn’s agreement requires the Company to provide six months notice of termination. His compensation and benefits must continue for the six month notice period regardless of whether or not he continues to perform services for the Company.

Please refer to the Change in Control and Severance Arrangement Table and the Summary of Severance Payments chart for information relative to each NEOs severance arrangement.

Recent Impacts in Compensation. In addition to adoption of the new Severance Plan discussed above, the following changes in total compensation practice impact the Company’s NEOs:

•	NEOs did not receive any increase in base pay in 2009.

•	All incentive arrangements for NEOs are now 100% performance-based.

•

A freeze of benefit accruals under the Company’s pension plan and non-qualified excess pension plan coupled with a 1% increase in the matching contribution under the Company’s 401(k) and deferred compensation plans became effective April 1, 2008.

Tax and Accounting Treatment of Executive Compensation. Favorable accounting and tax treatment of the various elements of our compensation program is an important but not a controlling consideration of its design. Section 162(m) of the Code limits the deductibility of certain items of compensation to $1,000,000 annually. The Committee has approved the Company’s short-term and long-term compensation design in an attempt to maximize the amount deductible, when in its judgment; it is in the best interest of the Company and its shareholders. Deductibility can, however, depend upon the timing of an executive’s vesting or exercise of previously granted rights.

The 2009 annual incentive design and award targets were approved by the Compensation and Benefits Committee at its meeting held on December 9, 2008, effective for the performance period beginning January 1, 2009. Fifty percent of the award is payable based on attainment of the Adjusted EPS goal. The other 50% of this award is payable based on attainment of pre-established individual goals.

Part of Messrs. Dougherty’s and Handy’s and Ms. Bowman’s annual incentive award is payable pursuant to the Annual Executive Incentive Plan, a plan designed to satisfy the requirements of Section 162(m) of the Code. Performance-based restricted stock units, performance cash units and restricted stock awards are awarded under and pursuant to the Convergys Corporation Long-Term Incentive Plan, as amended. The size and other terms and conditions of the awards, including a grant date of March 28, 2008 were approved by the Compensation and Benefits Committee at its meeting held on February 13, 2008. Additional information about these awards, including information about how the size of the awards is determined and the performance criteria applicable to performance based awards can be found on page XX.

SUMMARY COMPENSATION TABLE

This table covers the current NEOs and summarizes the total compensation paid to or earned by each of the NEOs for the most recent fiscal year ended December 31, 2008 and compensation paid to or earned by the NEOs for fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
David F. Dougherty	2008	$777,780	0	$2,897,325	$0	$0	$466,720	$23,880	$4,165,705
President and Chief Executive Officer	2007	$710,000	0	$2,361,466	$0	$591,521	$0	$77,700	$3,740,687

Earl C. Shanks	2008	$497,780	0	$1,222,867	$0	$0	$218,520	$44,243	$1,983,410
Chief Financial Officer	2007	$485,000	0	$1,154,982	$0	$284,373	$0	$89,465	$2,013,820

Karen R. Bowman	2008	$365,272	0	$350,879	$0	$0	$284,574	$12,845	$1,013,570
Senior Vice President General Counsel and Corporate Secretary	2007	$308,333	0	$308,467	$0	$128,665	$0	$227,137	$972,602

Clark D. Handy	2008	$326,530	0	$280,464	$0	$0	$52,138	$26,885	$686,017
Senior Vice President, Human Resources	2007	$300,000	0	$183,839	$0	$144,143	$22,369	$237,025	$887,376

Jean-Hervé Jenn(5)	2008	$476,375	0	$207,682	$0	$0	$0	$74,968	$759,025
Senior Vice President President IMG International Management	2007	$509,081	0	$240,608	$0	$204,839	$0	$65,871	$1,020,399

(1)

This dollar amount is the amount recognized for financial statement reporting purposes for each year in accordance with FAS 123R. The NEO may or may not actually receive this value or the grant values listed below. The FAS 123R calculation attributes stock award expense to the 2008 performance year based on proportional vesting occurring in 2008, even though this value was not actually received by the NEO in 2008. Refer to the Option Exercise table on page XX to see what NEO actually received in 2008 from equity-based incentives. The assumptions used to calculate the value of the stock awards reported in this column for 2008 are those assumptions described in footnote [XX] of the Company’s financial statements for 2008. The value of the stock awards includes value received for stock granted in prior years that received vesting credit in 2008. The following values are for stock awards granted in 2008:

Mr. Dougherty	$2,858,910
Mr. Shanks	$969,122
Ms. Bowman	$339,197
Mr. Handy	$286,325
Mr. Jenn	$197,340

The assumptions used to calculate the value of the stock awards reported in this column for 2008 are those assumptions described in footnote [XX] and [XX] to the Company’s financial statements for 2008.

(2)

No annual incentive plan payout was received based on 2008 results. The Performance Cash Plan 2006 performance period cycle ending December 31, 2008 also resulted in no payout based on a 23.1 percentile S&P total shareholder return for the three year performance period.

(3)

Represents change in pension value. The change in the pension value is generally attributable to an additional year of accrual offset by an increase in the discount rate and a change in the mortality table. The assumptions used to calculate pension values as of December 31, 2007 and December 31, 2008 which were used in determining the change in pension value are described in footnote 3 to the Pension Benefits Table. The Company does not provide for above-market or preferential earnings on non-qualified deferred compensation. For 2007, all values (with the exception of Mr. Jenn) were negative; however the SEC rules require the insertion of $0 were any amount in this box would be negative. Mr. Jenn’s right to receive a pension and the value of such pension is determined by U.K. law, and as such, the change in amount is indeterminable.

(4)	Perquisite items exceeding the greater of $25,000 or 10% of all perquisites and nonperquisite items exceeding $10,000 including:

2008

Name	EDCP Co. Match UK Pension		Automobile Allowance	Corp. Aircraft Usage
Mr. Dougherty	$			$12,066
Mr. Shanks		$25,405
Mr. Handy		$12,669
Mr. Jenn		$38,110	$22,200

2007

Name	EDCP Co. Match UK Pension	Automobile Allowance	Corp. Aircraft Usage	Relocation Expenses (Gross Up/Reportable)
Mr. Dougherty		$12,780	$39,920
Mr. Shanks	$57,505	$12,780
Ms. Bowman		$12,780		$194,343
Mr. Handy		$12,780		$201,424
Mr. Jenn	$40,726	$24,016

(5)

Mr. Jenn is employed in the United Kingdom and compensation paid to him is paid in British pounds. For purposes of reporting payments in the Summary Compensation Table and other tables included in this Proxy Statement, payment amounts were converted to US dollars using the average daily exchange rate from January 1, 2008 to December 31, 2008, where one US dollar equals 1.85 British pounds.

GRANTS OF PLAN-BASED AWARDS

The table below provides earnings opportunity (at target and maximum) information about the plan-based awards granted for the fiscal year ended December 31, 2008.

			Different Action/ Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date			Target ($)	Maximum ($)	Target (#)	Maximum (#)
David F. Dougherty	1/1/08	(1)	12/4/07	$860,000	$1,720,000	0	0	0
	3/28/08	(2)	2/13/08	$0	$3,260,000	0	0	0
	3/28/08	(3)	2/13/08	$0	$0	188,334	188,334	$2,858,910

Earl C. Shanks	1/1/08	(1)	12/4/07	$417,500	$835,000	0	0	0
	3/28/08	(2)	2/13/08	$0	$1,035,000	0	0	0
	3/28/08	(3)	2/13/08	$0	$0	63,842	63,842	$969,122

Karen R. Bowman	1/1/08	(1)	12/4/07	$237,500	$475,000	0	0	0
	3/28/08	(2)	2/13/08	$0	$225,000	0	0	0
	3/28/08	(3)	2/13/08	$0	$0	22,345	22,345	$339,197

Clark D. Handy	1/1/08	(1)	12/4/07	$207,500	$415,000	0	0	0
	3/28/08	(2)	2/13/08	$0	$290,000	0	0	0
	3/28/08	(3)	2/13/08	$0	$0	18,862	18,862	$286,325

Jean-Hervé Jenn	1/1/08	(1)	12/4/07	$223,850	$447,700	0	0	0
	3/28/08	(2)	2/13/08	$0	$155,000	0	0	0
	3/28/08	(3)	2/13/08	$0	$0	13,000	13,000	$197,340

(1)

Non-equity annual incentive award for 2008, the amount and performance criteria for which was approved by the Compensation and Benefits Committee at a meeting held on December 4, 2007. Payouts can range from a minimum of $0 up to a maximum of 200% of the goal amount. Actual payouts for 2008 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)

On February 13, 2008 the Committee approved the non-equity long-term incentive performance cash unit awards and the amount and performance criteria. No cash unit awards were paid to any of the NEOs based upon 2008 performance. The awards are designed to reward for relative total shareholder return over the three consecutive year period ending December 31, 2010 above the 50th percentile. Payouts can range from a minimum of $0 up to the maximum dollar amounts reflected in this table. In the event of death or termination without cause prior to the end of the performance period, payout is made based on performance through the end of the year preceding the year of termination. In the event of a change in control, the award pays out based on performance through the date of the change in control. In the event of voluntary termination (other than retirement or disability) prior to the end of the performance period, the award is forfeited.

(3)

On February 13, 2008 the Committee approved the Long-term equity incentive award in the form of performance-based restricted stock units and the amount and performance criteria. The award is designed to incent relative total shareholder return performance over the three consecutive year period ending on December 31, 2010. Payouts can range from a minimum of 0 shares (for performance below the 24th percentile) up to a maximum of the target number of shares (for performance at or above the 50th percentile). In the event of death or a change in control, the award pays out immediately at the target level. In the event of termination without cause prior to the end of the performance period, payout is made based on performance through the end of the year preceding the year of termination. In the event of voluntary termination (other than retirement or disability) prior to the end of the performance period, the award is forfeited.

(4)	Computed in accordance with FAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table, footnotes and narrative describe equity awards granted to the NEOs under the Convergys Corporation Long Term Performance Plan that were outstanding as of December 31, 2008:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
David F. Dougherty	79,524	$22.219	1/4/09
	100,000	$29.532	1/3/10
	25,000	$44.282	6/1/10
	100,000	$43.625	1/2/11
	75,000	$36.670	1/2/12
	3,712	$12.550	1/31/13
	75,000	$11.550	2/25/13
				54,300	(5)	$348,063
							54,300	(6)	$348,063
				64,673	(7)	$414,554
							64,673	(8)	$414,554
				60,000	(10)	$384,600
							188,334	(11)	$1,207,221

Earl C. Shanks	80,000	$16.040	11/13/13
				31,100	(5)	$199,351
							31,100	(6)	$199,351
				28,119	(7)	$180,243	0		0
							28,118	(8)	$180,236
							63,842	(11)	$409,227

Karen R. Bowman	5,500	$22.219	1/4/2009
	12,000	$29.532	1/3/2010
	13,000	$43.625	1/2/2011
	15,000	$36.670	1/2/2012
	2,796	$12.550	1/13/2013
				10,000	(5)	$64,100
							10,000	(6)	$64,100
				6,000	(7)	$38,460
							6,000	(8)	$38,460
							22,345	(11)	$143,231

Clark D. Handy				10,000	(9)	$64,100
				8,308	(7)	$53,254
							8,308	(8)	$53,254
							18,862	(11)	$120,905

Jean-Hervé Jenn				5,000	(5)	$32,050
							5,000	(8)	$32,050
				4,500	(7)	$28,845
							4,500	(8)	$28,845
							13,000	(11)	$83,330

(1)	Time-Based Restricted Stock Units.

(2)	Value reported was determined by multiplying the number of shares shown by the closing price of Convergys shares as of December 31, 2008 which was $6.41.

(3)	Performance-Based Restricted Stock Units.

(4)

Value reported was determined by multiplying the number of shares shown (which, for performance-based restricted stock unit awards, is the payout amount at both the target and maximum levels) by the closing price of Convergys shares as of December 31, 2008, which was $6.41.

(5)

Time-based restricted stock unit award that vests on February 1, 2009. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(6)

Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2008. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(7)

Time-based restricted stock unit award that vests on February 1, 2010. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(8)

Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2009. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(9)

Time-based restricted stock unit award that vests on December 10, 2009. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(10)

Time-based restricted stock unit award that vests with respect to 30,000 shares on April 16, 2012 and with respect to the remaining 30,000 shares on April 16, 2015. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, involuntary termination without cause or change in control.

(11)

Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2010. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the stock options exercised by our named executive officers and restricted shares that vested during fiscal year 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
David F. Dougherty	0	$0	106,000	(2)	$1,682,085
Earl C. Shanks	0	$0	29,469		$444,715
Karen R. Bowman	0	$0	19,340		$269,980
Clark D. Handy	0	$0	0		$0
Jean-Hervé Jenn	0	$0	9,670		$148,490

(1)	Value realized is the difference between the grant price and the exercise price.

(2)	Value realized is determined by multiplying the number of shares or units vested by the Fair Market Value on the day of vesting.

PENSION BENEFITS

The following table shows as of December 31, 2008, for each of the Company’s qualified and non-qualified pension plans and for each of the NEOs, the years of credited service, the present value of the benefits which are expected to be paid to each NEO assuming they work until a retirement age without any benefit reduction, as well as any payments made during 2008. As such, the amounts listed below are not the actual accrued benefit currently payable, but are those that may be payable if the NEO continues with the Company at his or her present salary through retirement age.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
David F. Dougherty	Pension Plan	18	$245,149	$0
	Supplemental Executive Retirement Plan and Non-qualified Excess Pension Plan	18	$3,205,942	$0
Earl C. Shanks	Pension Plan	5	$81,499	$0
	Supplemental Executive Retirement Plan and Non-qualified Excess Pension Plan(4)	5	$488,766	$0
Karen R. Bowman	Pension Plan	13	$104,050	$0
	Supplemental Executive Retirement Plan and Non-qualified Excess Pension Plan	13	$545,958	$0
Clark D. Handy	Pension Plan	2	$24,222	$0
	Supplemental Executive Retirement Plan(4) and	2	$52,367	$0
	Non-qualified Excess Pension Plan(2)	2	$0	$0

(1)

All of the NEOs, except Mr. Jenn, participate in the Pension Plan and the SERP and the non-qualified excess pension plan. Mr. Jenn does not participate in any US-based defined benefit plans, but rather participates in the United Kingdom pension scheme which is a defined contribution plan.

(2)

Mr. Handy currently participate in the Non-qualified Excess Pension Plan (“Excess Plan”) and will participate in it until he has five years of service and vests in the SERP. Upon vesting in the SERP, he will no longer have any vested benefits under the Excess Plan. For purposes of this table, it is assumed that Mr. Handy continues with the Company through retirement age, and thus will have no vested benefit under the Excess Plan.

(3)

Except as noted in this footnote, amounts reported were computed using the same assumptions used for financial reporting purposes under generally accepted accounting principles as described in more detail in Note XX to the Company’s financial statements. For the Pension Plan, the assumptions used for financial statement reporting purposes that were used to calculate the SERP amount reported include a discount rate of 6.25% and a 70% lump sum payment distribution assumption. For the assumptions used for financial statement reporting purposes that were used to calculate the amount reported, include a discount rate of 6.25%, a lump sum interest rate of 5.5%, a mortality assumption based on the RP-2000 mortality table and an 80% lump sum payment distribution assumption. The assumed retirement age for the Pension Plan is age 65, the normal retirement age specified in that plan. The assumed retirement age for the SERP is the age at which the executive could retire without any benefit reduction: age 62 for Mr. Dougherty, age 72 for Mr. Shanks, age 76 for Mr. Handy and age 62 for Ms. Bowman. Amounts reported were based on an assumption that each NEO would work to, and retire at, the assumed retirement age.

(4)

For purposes of calculating Mr. Shanks’ and Mr. Handy’s benefit under the SERP at termination, each will be credited with one additional year of service for each year of service completed, until a maximum of 25 years of service credit is reached for Mr. Shanks, and up to a maximum of five years of additional service credit for Mr. Handy.

In general, all US-resident employees of the Company, including all US-resident NEOs, participate in the Convergys Corporation’s Pension Plan upon the same terms and conditions. The Plan is designed to provide a generally competitive level of retirement benefits to employees of the Company. The Plan benefits for executives are subject to limitations imposed under the Code to tax-qualified pension plans.

Effective April 1, 2008, the Convergys Corporation pension plan was frozen and no additional pension credits have been made for any employees. No payments will be made until the employee retires or terminates his or her employment, assuming they have a vested benefit. At the end of each year, an active participant’s account is also credited with interest at the rate of four percent per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity.

The Company has two non-qualified plans which are designed to restore those benefits that cannot be paid by the Plan. The non-qualified excess pension plan and the SERP are offered to a limited number of executives in order to restore retirement benefits which are otherwise limited and are designed to attract and retain those executives who are materially involved in the management of the Company. Distributions of amounts from the non-qualified excess pension plan and SERP earned and/or vested after January 1, 2005 are governed by Section 409A of the Code.

Under the SERP, a participant’s annual pension at retirement is 50% of the participant’s final average pay reduced by the benefit payable under the pension plan and non-qualified excess pension plan. There is a reduction of 3.5% of the amount determined under the preceding sentence for each year by which the participant’s age at retirement is less than 62 and for each year by which the participant’s years of service at retirement is less than 25. No benefits are payable if the participant leaves prior to completing five years of service except in the case of death or a change in control. Final average pay is defined as the executive’s highest based salary and annual incentive target over the last five years of his or her career. For Messrs. Dougherty and Shanks, their SERP benefit will be based on their base salary and annual incentive goal as of December 31, 2007. In lieu of a life annuity, a participant can elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum, 15 annual installments or a joint and survivor annuity.

There is no formal policy regarding the granting of extra years of credited service. In the past, additional service credits under the SERP have been granted where deemed appropriate in situations involving mid-career hires, as in the case of Mr. Shanks and Mr.  Handy.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth the contributions, earnings, withdrawals or distributions and aggregate balances for the named executive officers participating in the Convergys Corporation Executive Deferred Compensation Plan for fiscal year 2008.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
David F. Dougherty	$0	$0	$(1,479,460)	$0	$1,572,385
Earl C. Shanks	$37,024	$25,405	$(1,446,830)	$0	$1,000,142
Karen R. Bowman	$0	$0	$(72,702)	$0	$110,725
Clark D. Handy	$77,723	$12,669	$(152,208)	$0	$219,061

(1)	Amount reported is included in the compensation reported in Summary Compensation Table for each NEO. Mr. Jenn does not participate in any non-qualified deferred compensation plans.

(2)	Amount reported is not included in the compensation reported in the Summary Compensation Table because the amounts do not reflect above-market or preferential earnings.

(3)	All amounts included in the aggregate year end balance attributable to Company contributions were or are currently being reported as compensation to the NEOs in the Summary Compensation Table.

The Convergys Corporation Executive Deferred Compensation Plan permits executives to defer receipt of up to 75% of their base salary and/or hire or retention bonuses and up to 100% of their annual incentive compensation. The Company matches 100% of the first five percent of amounts deferred by the plan participant (reduced by the Company match eligible to be received under the Company’s 401(k) plan). Amounts deferred by participants (and the related Company match) are assumed to have been invested in shares of common stock of the Company or in investment options that mirror the gains and/or losses of several different publicly available investment funds based on the investment selections of the participant.

In general, executives are permitted to change their investment direction and exchange in and out of the available investment options on a daily basis. At termination of employment, the participant’s vested account is distributed in a single lump sum payment or in monthly or annual installments, to begin within 10 years of termination, for a term not to exceed 10 years as elected by the participant for a particular year’s deferral Distributions of amounts contributed on or after January 1, 2005 are governed by Section 409A of the Code.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS TABLES

The following tables describe payments to each NEO that would be triggered by the occurrence of a loss of employment in each of the following situations: disability, death, termination without cause or for good reason, and termination in connection with a Change in Control.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS TABLE

	Disability	Death	Termination Without Cause	Termination With Change in Control
Mr. Dougherty	$6,682,291	$10,694,975	$10,490,900	$18,325,028
Mr. Shanks	$2,068,163	$4,021,078	$3,513,876	$7,701,221
Ms. Bowman	$1,080,367	$1,586,673	$899,011	$1,781,320
Mr. Handy	$811,374	$1,424,846	$794,754	$1,128,290
Mr. Jenn	$104,560	$1,579,225	$356,792	$1,157,207

The table above reflects the amount of compensation and benefits that would be paid to each NEO in the event of termination of such NEOs employment assuming that the termination was effective as of December 31, 2008. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company. The amounts quantified above do not include benefits that each executive would receive following a termination of employment under the Executive Deferred Compensation Plan and Pension Plan.

Except as noted below, the amounts the NEOs would receive under those plans are the amounts reported in the Aggregate Balance at Year End column of the Non-qualified Deferred Compensation Table and the Present Value of Accumulated Benefit column of the Pension Benefits Table, to the extent such amounts are vested at the time of termination. For payments made in the form of shares, the closing price of $6.41 of the Company’s common stock on December 31, 2008 was used. In the case of a termination with cause, no amounts would be payable other than vested benefits under the Executive Deferred Compensation Plan and Pension Plan. For this purpose, “cause” means a violation of the Company’s Code of Business Conduct, reckless performance of duties or conviction of a felony.

In addition, the terms of the SERP provide that in the event of death, the executive’s beneficiary is entitled to receive a benefit payable in a lump sum or 15 annual installments commencing as of the date of death that is actuarially equivalent to the participant’s accrued benefit on the date of death. For any executive who had completed five years of service as of his date of death, his accrued benefit is his accrued benefit as of his date of death. In the case of an executive who had not completed five years of service as of the date of death, his accrued benefit is a benefit commencing on the date the executive would have completed five years of service if he had remained an active employee, which is a fraction of the benefit that would have been payable to the executive if he/she had remained an active employee through the date on which he/she completed five years of service. The numerator of the fraction is equal to the number of the participant’s years of service as of the date of death and the denominator is equal to five.

Summary of Severance Payments

The following table summarizes the severance arrangements for the NEOs, both for US-resident and non-US resident assuming that the events occur on December 31, 2008.

Feature	All Named Executives	Exceptions
Death Benefit

•     TRSUs vest on death with shares issued

•     PRSUs vest on date of death with shares issued at maximum target level

•     Performance Cash vests on date of death with payout based on actual performance through end of the year prior to the year of death

•     RSU restrictions lapse

•     Death benefit equal to three times base salary

For Messrs. Dougherty, Shanks, Handy and Ms. Bowman:

•     SERP accrued benefit if service equal or greater than five years

• Mr. Jenn receives four times base salary death benefit • Mr. Handy’s SERP benefit is pro-rata of five years (41%) of benefit that would have accrued at five years of service

Disability Benefit

•     TRSUs vest on termination

•     PRSUs vest on termination with shares issued at end of performance period based on actual performance

•     Performance Cash vests on termination with cash payout based on actual performance

•     RSU restrictions lapse

•     Supplemental LTD equal to 15% of average monthly compensation ($7,500 monthly cap) to age 65

• Mr. Jenn receives no supplemental disability

Feature	All Named Executives	Exceptions
Termination Without Cause Absent a Change in Control

Messrs. Dougherty and Shanks receive:

•     Two times sum of base salary and AIP target

•     Medical, dental, vision and life insurance for two years at same cost applicable to active employees

•     Eligible for post-retirement medical, dental, vision and life insurance as if employment had continued two years

•     Stock options remain exercisable for two years (not to exceed original expiration date)

•     Two years of additional service vesting credit under the pension and 401(k) plans

•     Present value of any pension accrual that would have been earned two years post-termination (base + AIP target)

All NEOs receive:

•     TRSUs fully vest and restrictions lapse

•     PRSUs vest with payout based on actual performance through year end

•     Performance Cash vests with payout based on actual performance through year end

•     Mr. Shanks receives two years for every one year SERP credit to a maximum of 25 years of service

Ms. Bowman receives:

•     One year base and one year AIP target

•     Medical, dental, vision and life insurance for one year at same cost applicable to active employees

•     One year additional stock vesting and exercise period

•     RSU restrictions lapse for one year post-termination

•     Actuarial value of any post-retirement benefits for which she is eligible had employment continued 12 additional months

•     Eligible as if employment had continued one year with one year additional service credit under non-qualified plans

•     Value of one year additional pension and 401(k) vesting credit

Mr. Handy receives:

•     One year base and one year target AIP

•     One year medical, dental, vision and life insurance Company contribution value

•     Two years for every one year SERP credit up to five additional years

Mr. Jenn receives:

•     Six months salary, pension accrual, and car allowance, plus payments applicable under UK law

Feature	All Named Executives	Exceptions
Termination Without Cause Following Within Two Years a Change in Control of Constructive Discharge

Same as “Absent a Change in Control” (above) except:

Messrs. Dougherty and Shanks receive:

•      Three times sum of base salary and AIP

•      Three years medical, dental, vision and life insurance

•      Three years additional credit to qualify for post-retirement medical, dental, vision and life insurance

•      Present value of any pension accrual that would have been earned three years post-termination (base + AIP target)

Ms. Bowman and Mr. Handy receive same except for a two year period

Mr. Handy receives:

•      Value of two years’ medical, dental, vision and life insurance at Company contribution value

•      SERP vests at 8.2% of benefit he would have accrued after 25 years of service (12/11/2031)

Mr. Jenn receives:

•      One year salary, target AIP, and medical, prorated AIP at target as of date of Change in Control, six months pension accrual and six months car allowance, plus payments applicable to UK law

All NEOs:

•      All equity vests and restrictions lapse

•      PRSUs vest

•      Performance Cash issued prior to 2/20/2007 deemed to meet performance criteria, those issued after 2/20/2007 paid based on performance achieved to date of Change in Control

•      Executive Deferred Compensation Plan and SERP fully funded to a grantor trust

Change in Control Severance Cutback or Excess Tax Gross-up	Messrs. Dougherty, Shanks and Ms. Bowman are subject to a severance benefit reduction of up to 15% if total severance payments exceed three times average compensation under Internal Revenue Code Section 280G and therefore would be subject to an excise tax under Code Section 4999. The reduction is the amount necessary so that no excise tax applies. If the severance payments are more than 15% over the 280G limit, the executives are reimbursed for the excise tax and related penalties and interest and the reimbursement is grossed up for taxes.	Mr. Handy does not receive Section 4999 gross-up

Non-compete; Non-disclosure	All NEOs

Note: Chart does not include elements generally available to all employees through our standard policy or ERISA-based qualified plans.

The terms of the benefit plans applicable to the NEOs provide that the following triggering events, as described in the above table, are paid as follows:

Terminating Disability. In the event of a terminating disability (generally defined as a failure or inability to perform services because of an illness or injury over a 180 day period), the following amounts would be paid:

•

Outstanding performance-based restricted stock unit awards would vest on date of termination and shares would be issued at the end of the performance periods based on actual performance. For purposes of the table, the actual 0% payout for the 2006 awards was used, a 0% payout was assumed for the 2007 and a 52.4% payout was assumed for the 2008 awards based on actual performance results through December 31, 2008.

•

Outstanding performance cash unit awards would vest on date of termination and a cash payment would be made at the end of the performance periods based on actual performance. For purposes of the table, the actual 0% payout for the 2006 awards was used. For the 2007 and 2008 awards, a 0% payout was assumed based on performance through December 31, 2008.

•

A monthly benefit under the supplemental long-term disability plan equal to 15% of average monthly compensation (subject to a $7,500 per month cap) would be paid to the executive until he reached the age of 65 assuming he remained disabled. For purposes of the table, the present value of this benefit was calculated based on a discount rate of 6.25% and an assumption that the executive remained disabled until age 65. Mr. Jenn does not receive any supplemental disability benefits.

Death. In the event of death, the following amounts would be paid:

•

Outstanding performance cash awards would vest on date of death and be paid out based on actual performance through the end of the year prior to the year of death. For purposes of the table, we assumed a 0% payout on the, 2006, 2007, and 2008 performance cash unit award.

•	A death benefit equal to three times the executive’s base salary (four times in the case of Mr. Jenn) would be paid to the executive’s beneficiary as of the date of death.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2008, with respect to compensation plans under which our common shares are authorized for issuance:

	No. of Common Shares to be issued upon exercise	Weighted average exercise price	Common shares available for future issuance
Equity compensation plans approved by shareholders:
Stock options	9,345,539	$30.69	7,117,020
Restricted stock	—	N/A		(1)
Restricted stock units	3,579,153	N/A		(1)
Equity compensation plans not approved by shareholders	0	N/A	0

Total	12,924,692	$30.69	7,117,020

(1)

The Company had authorized 38.0 million Common Shares for issuance under the Convergys Corporation Long-Term Incentive Plan (“LTIP”). At December 31, 2008, approximately 7.0 million shares remain available for future issuance. In 2008, 1,445,079 restricted stock unit awards were granted under the LTIP.

DIRECTOR COMPENSATION

The following table sets forth the total compensation paid to each non-employee director for services provided as a director for fiscal year 2008.

Fiscal Year-Ended December 31, 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Zoë Baird	$86,250	$83,408	$0	$0	$169,658
John F. Barrett	$89,375	$85,417	$0	$0	$174,792
Willard W. Brittain, Jr.	$52,500	$13,332	$0	$0	$65,832
David B. Dillon	$91,875	$85,417	$0	$0	$177,292
Joseph E. Gibbs	$80,000	$79,392	$0	$0	$159,392
Thomas L. Monahan III	$78,749	$26,706	$0	$0	$105,455
Ronald L. Nelson	$37,500	$11,718	$0	$0	$49,218
Philip A. Odeen	$148,750	$79,392	$0	$0	$228,142
Richard F. Wallman	$88,125	$55,378	$0	$1,000	$144,503
David R. Whitwam	$89,375	$85,417	$0	$0	$174,792

Former Board Members Who Left in 2008:
Steven C. Mason	$30,000	$90,032	$0	$1,000	$120,132
Sidney A. Ribeau	$57,501	$100,791	$0	$0	$158,292

(1)

The assumptions used to calculate the value of the stock awards reported in the column are those assumptions described in footnotes XX of the Company’s financial statements for 2008. The aggregate number of Common Shares at year end for each director is 12,948 for Ms. Baird; 5,280 for Mr. Brittain; 13,116 for Messrs. Barrett, Dillon and Whitwam; 12,612 for Messrs. Gibbs and Odeen; 11,056 for Mr. Monahan; 5,569 for Mr. Nelson; and 9,189 for Mr. Wallman.

(2)

The aggregate number of Common Shares subject to options outstanding at year end for each director is 17,000 for Ms. Baird and Mr. Whitwam; 51,000 for Messrs. Dillon and Odeen; 42,500 for Mr. Gibbs; and 41,500 for Mr. Barrett. All options are fully vested and exercisable.

(3)

Matching contributions made by the Company pursuant to the Company’s Educational Matching Gifts Program which matches qualified contributions made by the Company’s employees and directors to accredited colleges and universities using a dollar-for-dollar ratio.

Company employees receive no extra compensation for serving as a director. Non-employee directors receive compensation consisting of cash and restricted stock units. Non-employee directors receive an annual retainer of $160,000 paid one half in cash and one half in time-based restricted stock unit awards. In addition, a $10,000 annual retainer is paid to each Audit Committee member and a $15,000 annual retainer is paid to each Committee chair paid one half in cash and one half in time-based restricted stock unit awards. The Presiding Director receives an annual retainer of $65,000. Each non-employee director who is first elected or appointed to the Board receives one-time time-based restricted stock unit award valued at $80,000 at the time of grant. Restricted stock units awarded to non-employee directors vest three years after the grant date (or earlier in the case of death, disability or retirement).

Directors may elect to defer the receipt of all or a part of their fees, retainers and the restricted stock units under the Company’s Deferred Compensation and LTIP Award Deferral Plan for Non-Employee Directors (the “Directors Deferred Compensation Plan”). Fees and retainers that are deferred are assumed to be invested as directed by the directors in the same type of investments, including Company Common Shares, as are made available under the Executive Deferred Compensation Plan. Accounts credited with fees and retainers under the Directors Deferred Compensation Plan will be paid in cash, in one lump sum or up to ten annual installments, when the director leaves the Board. Amounts credited to the restricted stock account are assumed to be invested in Common Shares and are distributed in the form of Common Shares when the director leaves the Board. In the event of a change in control as defined in the Directors Deferred Compensation Plan, all accounts will be distributed in a single lump sum. Distributions of amounts contributed on or after January 1, 2005 are governed by Section 409A of the Code.

AUDIT COMMITTEE REPORT

In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from Ernst & Young LLP, its independent registered public accounting firm (“independent accountants”) a formal written statement describing all relationships between the accountants and the Company that might affect the accountants’ independence consistent with Independence Standards Board Standard No. 1 entitled, “Independence Discussions with Audit Committees.” In accordance with the foregoing standard, the Audit Committee discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee also considered the compatibility of non-audit services with the accountants’ independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent accountants subject to review and approval by the Audit Committee.

The Audit Committee discussed with management, the internal auditors and the independent accountants the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and the organization of the internal audit department’s responsibilities, budget and staffing. In 2008, the Audit Committee regularly reviewed the status of the Company’s efforts to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requirements relating to effective internal control over financial reporting. The Audit Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee received updates on legal issues from the Company’s General Counsel and any reports of accounting or auditing complaints received on the Company’s Ethics Hotline. The Audit Committee also reviewed and approved the Company’s Financial Code of Ethics for the CEO and Senior Financial Officers.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

In 2008, the Audit Committee discussed the interim financial information contained in each of the three quarterly Forms 10-Q with management and the independent accountants. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2008 with management and the independent accountants. Additionally, the Audit Committee reviewed each of the Company’s draft quarterly earnings releases. Management has the responsibility for the preparation of the Company’s financial statements and the independent accountants have the responsibility for the examination of those statements. Based on the above-mentioned reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board that the Company’s interim financial statements be included in its three quarterly Forms 10-Q and that its audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. The Board approved these recommendations. The Audit Committee also reappointed Ernst & Young LLP as the Company’s independent accountants.

The Audit Committee has a Statement of Policy with respect to Related Party Transactions. In connection with this policy, the Company has conducted a review, and based on the findings of this review, the Committee has concluded that there were several relationships that should be disclosed pursuant to Item 407 of the Securities and Exchange Commission’s Regulation S-K but that there were no reportable relationships as defined by Item 404(a) of Regulation S-K.

The Audit Committee acts pursuant to the Audit Committee Charter approved by the Board in December 2008, as may be amended from time to time. A copy of which is available on our website www.convergys.com.

Audit Committee

Richard F. Wallman, Chair

Zoë Baird

Willard W. Brittain, Jr.

Jeffrey H. Fox

Thomas L. Monahan III

Ronald L. Nelson

Proposal No. 2

RATIFICATION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee appointed the firm of Ernst & Young LLP as the registered independent public accounting firm to audit the financial statements of the Company for the year 2009. The Company is asking you to ratify that appointment. If the shareholders fail to ratify the selection of Ernst & Young LLP as the Company’s registered independent public accounting firm, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

One or more members of the firm of Ernst & Young LLP will attend the annual meeting, will be permitted to make a statement if they desire to do so and will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

AUDIT FEES

Fees paid to Ernst & Young LLP in 2007 and 2008 were as follows:

	2007	2008
Audit Fees	$2,003,600	$1,772,825
Audit-Related Fees	$945,100	$1,032,900
Tax Fees	$80,300	$806,100
All Other Fees	$0	$0

Total	$3,029,000	$3,611,825

Proposal No. 3

APPROVAL OF AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO

ADOPT A PROVISION FOR A MAJORITY VOTE FOR DIRECTORS

In 2007, the Company implemented a governance principle that provides that in an uncontested election for directors, any nominee for election as a director (including incumbent directors) who receives a greater number of “withhold” votes than votes “for” election (a “Majority Withhold Vote”) shall promptly tender to the Company’s Board of Directors his or her offer of resignation. The Governance and Nominating Committee (the “Committee”) will consider the resignation offer, and will make a recommendation to the Board whether to accept or reject the resignation offer. The Board must act on the Committee’s recommendation within 90 days and promptly disclose its decision.

While the Company’s Governance Principles are important and provide guidance to the Board, management and the employees of the Company, the Board feels the addition of this principle to the Company’s Code of Regulations is important because it requires the approval of the shareholders, and restricts any amendment or revision to the shareholders. As such, the Board is recommending to the shareholders that they amend the Company’s Code of Regulations to include the following new section:

The amendment, as fully written out:

“ARTICLE II, SECTION 6. MAJORITY VOTING FOR DIRECTORS.

In an uncontested election any nominee for election as a director (including incumbent directors) who receives a greater number of “withhold” votes than votes “for” election (a “Majority Withhold Vote”) shall promptly tender to the Company’s Board of Directors (the “Board”) his or her offer of resignation following certification of the shareholder vote. For purposes of the preceding sentence, an “uncontested election” is an election in which the number of nominees is not greater than the number of directors being elected at the meeting. Each nominee for election as a director (including incumbent directors) must agree in advance to abide by this policy as a condition of his or her nomination for election as a director.

The Governance and Nominating Committee (the “Committee”) will consider the resignation offer, and will make a recommendation to the Board whether to accept or reject the resignation offer. In making its recommendation the Committee will consider all factors it deems relevant, including the stated reasons, if any, why shareholders withheld their votes from the director, the length of service and qualifications of the director, the director’s contributions to the Company and potential adverse consequences of the resignation (such as failure to comply with the exchange listing requirements or the Securities and Exchange Commission (“SEC”) rules and regulations).

The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. When making its decision, the Board may either accept or reject the resignation offer, and may pursue additional actions such as: (a) allowing the director to remain on the Board but not be re-nominated at the end of the current term; (b) deferring acceptance of the resignation offer until a replacement director with qualifications and/or experience comparable to that of the director offering to resign (such as audit committee financial expertise) can be identified and elected to the Board; or (c) deferring acceptance of the director’s resignation offer if the director can cure the cause of the “withhold” votes (for example, if votes were withheld due to multiple directorships, by resigning from other boards).

The Board will promptly disclose its decision whether to accept or reject the director’s resignation offer in a current filing with the Form 8-K filed with the SEC. Any director who tenders an offer of resignation pursuant to this Section 6 shall not participate in the Committee recommendation or Board action regarding the resignation offer.

If a majority of the members of the Committee receive a Majority Withhold Vote at the same election, then the independent directors who did not receive a Majority Withhold Vote shall appoint a special committee consisting of independent directors who did not receive a Majority Withhold Vote to consider the resignation offers and recommend to the Board whether to accept or reject all or any of them.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO ADOPT A PROVISION FOR A MAJORITY VOTE FOR DIRECTORS

Proposal No. 4

SHAREHOLDER PROPOSAL NO. 1

Director Election Majority Vote Standard Proposal

The following proposal was submitted for inclusion in this Proxy Statement by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001. As of the date that the proposal was submitted, the United Brotherhood of Carpenters Pension Fund owned 2,269 Common Shares.

Resolved: That the shareholders of Convergys Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post-election director resignation policy without a majority vote standard in company articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD OF DIRECTORS’ RESPONSE TO

SHAREHOLDER PROPOSAL NO. 1

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

•	Our current corporate governance practices already ensure that the Company’s directors are highly qualified; and

•

In 2007 the Company implemented a policy that addresses the proponent’s concerns, and concurrently in this Proxy the Company is requesting the shareholders approve this policy incorporating it into the Company’s Code of Regulations.

The Board believes the Company already has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of the Company and its shareholders. Director nominees are evaluated and recommended for election by the Governance and Nominating Committee, which is comprised solely of independent directors. This process has served the Company well, resulting in the election of highly-qualified, well-regarded directors, and corporate governance ratings from various rating organizations that have been uniformly high compared to the Company’s peer group. In fact, since the Company went public in 1998, every nominee for election as director has received at least 94% of the votes cast (with the exception of one director in 2007 who received 86%). After considerable review, the Board amended the Company’s Corporate Governance Principles in 2007 to adopt a majority vote policy in uncontested elections, which is in effect for the 2008 Annual Meeting of Shareholders. The Board has proposed to the shareholders that this policy now be formally approved by the shareholders and incorporated into the Company’s Code of Regulations. See above, “Proposal No. 3, Approval of Amendment to the Company’s Code of Regulations to Adopt a Provision for a Majority Vote for Directors.”

The Board believes that its majority voting policy is responsive to shareholder votes, while still allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its shareholders. As noted above, the Board recommends to the shareholders that they approve the policy by amending the Company’s Code of Regulations.

The Company has also published in this Proxy Statement information on how shareholders and other interested parties can communicate their views on potential nominees or other matters with the Board. In light of the foregoing, the Board believes that the current policy, and the proposed amendment to the Code, provides the appropriate mechanism for electing an effective Board of Directors committed to delivering long-term shareholder value.

FOR ALL OF THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL NO. 1.

Proposal No. 5

SHAREHOLDER PROPOSAL NO. 2

The following proposal was submitted for inclusion in this Proxy Statement by the Comptroller of the City of New York, William C. Thompson, Jr. The Comptroller is the custodian and a trustee of the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund (“Funds”), 1 Centre Street, New York, N.Y. 10007. As of the date that the proposal was submitted, the Funds owned 227,637 Common Shares.

Repeal Classified Board

BE IT RESOLVED, that the stockholders of Convergys Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

Supporting Statement

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only a fraction of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

BOARD OF DIRECTORS’ RESPONSE TO SHAREHOLDER PROPOSAL NO. 2

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Company’s Board of Directors is organized in a manner that is referred to as a “classified board structure.” In accordance with our amended and restated Articles of Incorporation, the Directors are divided into three classes that serve staggered three-year terms, such that approximately one-third of the Directors stand for election each year.

The Board of Directors, in conjunction with its Governance and Nominating Committee, evaluates corporate governance issues affecting the Company on a regular basis, including whether to maintain the classified board structure. The Board of Directors has carefully considered whether the classified board structure is appropriate for the Company and has determined that it is in the best interests of the Company and our shareholders for the reasons set forth below. Accordingly, the Board of Directors recommends that you vote AGAINST this proposal.

Stability and Continuity. The classified board structure is designed to provide stability, prevent sudden disruptive changes to the Board of Directors’ composition, enhance long-term planning and ensure that, at any given time, there are Directors serving on the Board of Directors who have substantial knowledge of the Company, its business and its strategic goals. The current classified board structure enables the Company’s Directors to build on their own past experience and the experience of continuing Directors for more effective long-term strategic planning. The classified board structure also benefits the Company and its shareholders because the longer terms of office it provides help the Company attract and retain director candidates who are willing to make long-term commitments of their time and energy. We believe that an experienced and knowledgeable Board of Directors is better equipped to make decisions that are in the best interests of our shareholders. This is particularly important in light of the opportunities and challenges that the Company faces as it continues to restructure and explore strategic options to reduce our outstanding indebtedness and maximize long-term shareholder value.

Independence. We believe that electing Directors to three-year terms, rather than one-year terms, enhances the independence of non-management Directors because a longer period of time between elections protects Directors against pressure from management or special interest groups who might have an agenda contrary to the long-term interests of shareholders. We believe that Directors who are able to function independently and with a long-term perspective are particularly important as the Company continues its exploration of strategic options.

Accountability to Shareholders. The Company’s Directors continue to be accountable to the Company and its shareholders under the classified board structure. Every director is required to act in accordance with his or her fiduciary duties to the Company and its shareholders, regardless of how often he or she stands for election. The Board of Directors has implemented broad measures to ensure accountability of the Company’s Directors, including the adoption of Corporate Governance Principles which, among other things, provide for annual evaluations of Director independence and an annual self-assessment of the Board of Directors’ performance by the Governance and Nominating Committee.

Protection Against Abusive Tactics and Enhancing Long-Term Shareholder Value. The classified board structure strongly encourages potential acquirers to deal directly with the Board of Directors and better positions the Board of Directors to negotiate effectively on behalf of shareholders to maximize possible shareholder value in a potential transaction. The classified board structure is designed to safeguard against a potential acquirer unilaterally and rapidly gaining control of the Company’s business and assets without paying fair value for them by removing a majority or all of the Directors at a single annual meeting. Because only approximately one-third of the Directors are elected at any annual meeting of shareholders, at least two annual shareholder meetings would be required to effect a change in a majority of the Directors serving on our Board of Directors, providing incumbent Directors substantial leverage to negotiate the best results for the Company’s shareholders in a takeover situation. It is important to note that a classified board structure does not preclude a takeover, but may provide the Company with time and opportunity to evaluate the adequacy and fairness of a takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing value for all shareholders. Because a potential acquirer could make a tender offer directly to the shareholders of Convergys (which could be effected without the approval of Convergys’s Board of Directors), a classified board does not preclude an acquisition of the Company on terms acceptable to shareholders. Many S&P 500 and Fortune 500 companies continue to have classified board structures for these reasons and the other factors we have noted above.

Commitment to Effective Corporate Governance Practices. We have an experienced and well-qualified Board of Directors. The Board of Directors is committed to utilizing effective corporate governance practices and has adopted Corporate Governance Principles (a copy of which are available on our website at www.convergys.com) that emphasize this commitment. Further, the Board of Directors, through its Governance and Nominating Committee, continually seeks to improve and enhance its corporate governance practices by reviewing the Company’s existing practices in light of those of its peers and the current corporate governance environment and retaining or implementing practices that it believes serve the best interests of the Company’s shareholders.

Procedural Matters. It is important to note that shareholder approval of this proposal would not, by itself, eliminate the classified board structure or provide for the annual election of Directors. Approval of this proposal would advise the Board of Directors that a majority of our shareholders voting at the meeting favor the proposal.

Conclusion. After careful consideration of this proposal, the Governance and Nominating Committee and the Board of Directors have determined that retention of the classified structure of the Board of Directors is in the best interest of the Company and the shareholders.

FOR ALL OF THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE AGAINST THIS PROPOSAL NO. 2

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Proxy Statement for the annual meeting of shareholders in 2010 must be received by the Company on or before November 16, 2009 and must also meet the other requirements of the rules of the SEC relating to shareholder proposals. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. If a shareholder notifies the Company after January 25, 2009 of its intent to present a proposal, the Company will have the right to exercise discretionary voting authority with respect to that proposal without including information regarding such proposal in its proxy materials. Submitting a proposal does not guarantee that it will be included in the proxy statement nor that a shareholder may raise a proposal at the annual meeting. Proposals or notices should be sent to the Corporate Secretary at the address listed above.

ADDITIONAL INFORMATION

Other Business. At the time this Proxy Statement was released for printing on March 9, 2009, the Company knew of no other matters which might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

How We Solicit Proxies. In addition to this distribution Convergys may solicit proxies personally, electronically or by telephone. Convergys pays the costs of soliciting the proxies. The Company is paying Innisfree M&A a fee of between $10,000 and $15,000, plus expenses, to help with the solicitation of proxies for the meeting. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

FORM 10-K AND CORPORATE GOVERNANCE DOCUMENTS AVAILABLE

Requests for copies of the Company’s Annual Report, Form 10-K or exhibits thereto, proxy statement, any committee charter, the Governance Principles, the Business Code of Conduct or the Financial Code of Ethics should be addressed to Convergys Corporation, 201 East Fourth Street, P. O. Box 1638, Cincinnati, Ohio 45201-1638, Attention: Investor Relations Department. These reports are also available on the Company’s website, www.convergys.com/corporategovernance.html. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Proxy — CONVERGYS CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2009. The undersigned hereby appoints Philip A. Odeen, David R. Whitwam and David B. Dillon, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on March 4, 2009, at the annual meeting of shareholders to be held on April 21, 2009 at 11:30 A.M. EDST, on the Fifth Floor, Atrium One Building, 201 East Fourth Street, Cincinnati, OH 45202, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3 and AGAINST Proposals 4 and 5. (Continued on reverse side.) Please mark, sign and date on the reverse side. Convergys Corporation Annual Meeting Proxy Card Proposals — The Board of Directors recommends a vote FOR the listed nominees, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5. 1. Election of Directors: For Withhold John F. Barrett☐☐ Willard W. Brittain, Jr. ☐☐ David F. Dougherty☐☐ Joseph E. Gibbs☐☐ Barry S. Rosenstein☐☐ 2. To ratify the appointment of the independent accountants. For ☐ Against ☐ Abstain ☐* 3. To approve the amendment to the Company’s Code of Regulations to adopt a Majority Vote for Directors provision. For ☐ Against ☐ Abstain ☐* 4. Shareholder proposal No. 1 For ☐ Against ☐ Abstain ☐* 5. Shareholder proposal No. 2 For ☐ Against ☐ Abstain ☐* 6. To act upon such other matters as may properly come before the meeting.             * An abstention will count as a vote against the proposal. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) — [            ] Please keep signature within the box. Signature 1 — [            ] Signature 2 — [            ]